UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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MGIC INVESTMENT CORPORATION
(Name of Registrant as Specified In Its Charter)

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MGIC Investment Corporation
MGIC Investment Corporation

March 26, 2012

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Thursday, April 26, 2012, in the Bradley Pavilion of the Marcus Center for the Performing Arts in Milwaukee, Wisconsin.

At our meeting this year, we will ask shareholders to:

•      elect five directors,
•      approve an amendment to our Articles of Incorporation to increase our authorized Common Stock from 460,000,000 shares to 680,000,000 shares,
•      conduct an advisory vote to approve our executive compensation, and
•       ratify for 2012 the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

We will also report on our business.

Your vote is important. Even if you plan to attend the meeting, we encourage you to vote as soon as possible. You may vote by telephone, over the Internet or by mail. Please read our proxy statement for more information about our meeting and the voting process.

Our Annual Report to Shareholders, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement.

Sincerely,

Curt S. Culver
Chairman and
Chief Executive Officer

Notice of 2012 Annual Meeting and Proxy Statement
2011 Annual Report to Shareholders

IMPORTANT VOTING INFORMATION

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, you will have received a voting instruction form from that nominee containing instructions that you must follow in order for your shares to be voted. If you do not transmit your voting instructions before the Annual Meeting, your nominee can vote on your behalf on only the matter considered to be routine, which is the ratification of the appointment of our independent registered public accounting firm.

The following matters are NOT considered routine: election of directors, approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock, and the advisory vote to approve our executive compensation. Your nominee is not permitted to vote on your behalf on such matters unless you provide specific instructions by following the instructions from your nominee about voting your shares and by completing and returning the voting instruction form. For your vote to be counted on such matters, you will need to communicate your voting decisions to your bank, broker or other nominee before the date of the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder in the future of MGIC Investment Corporation.

More Information is Available

If you have any questions about the proxy voting process, please contact the bank, broker or other nominee through which you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about voting at annual meetings. Additionally, you may contact our Investor Relations personnel at (414) 347-6480.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2012

Our proxy statement and 2011 Annual Report to Shareholders are available at http://mtg.mgic.com/proxyinfo. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your shares via a toll-free telephone number, over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form in the pre-addressed envelope provided. No postage is required if your proxy card or voting instruction form is mailed in the United States. If you attend the meeting, you may vote in person, even if you have previously voted by telephone, over the Internet or by mailing your proxy card. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

MGIC INVESTMENT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 26, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of MGIC Investment Corporation will be held in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on April 26, 2012, at 9:00 a.m., to vote on the following matters:

(1)   Election of the five directors named in the proxy statement, each for a one-year term;

(2)   Approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock from 460,000,000 shares to 680,000,000 shares;

(3)   An advisory vote to approve our executive compensation;

(4)   Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

(5)   Any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 2, 2012, will be entitled to vote at the Annual Meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors

Jeffrey H. Lane, Secretary
March 26, 2012

YOUR VOTE IS IMPORTANT
PLEASE PROMPTLY VOTE VIA TOLL-FREE TELEPHONE NUMBER, OVER THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM

MGIC INVESTMENT CORPORATION
PROXY STATEMENT

MGIC Investment Corporation
P.O. Box 488
MGIC Plaza, 250 East Kilbourn Avenue
Milwaukee, WI 53201

Proxy Statement

Our Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held at 9:00 a.m., Thursday, April 26, 2012, in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, and at any postponement or adjournment of the meeting. In this proxy statement we sometimes refer to MGIC Investment Corporation as “the Company,” “we” or “us.” This proxy statement and the enclosed form of proxy are being mailed to shareholders beginning on March 26, 2012. Our Annual Report to Shareholders for the year ended December 31, 2011, which follows the proxy statement in this booklet, is a separate report and is not part of this proxy statement. If you have any questions about attending our Annual Meeting, you can call our Investor Relations personnel at (414) 347-6480.

ABOUT THE MEETING AND PROXY MATERIALS

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act on the matters outlined in our notice of meeting preceding the Table of Contents, including the election of the five directors named in the proxy statement, approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock from 460,000,000 shares to 680,000,000 shares, an advisory vote to approve our executive compensation and ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012. In addition, management will report on our performance during the last year and, after the meeting, respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 2, 2012, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. For each share of Common Stock that you held on that date, you are entitled to one vote on each matter considered at the meeting. On the record date, 202,030,282 shares of Common Stock were outstanding and entitled to vote.

What is a proxy?

A proxy is another person you legally designate to vote your shares. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card.

How do I vote my shares?

If you are a shareholder of record, meaning your shares are registered directly in your name with Wells Fargo Bank Minnesota, N.A., our stock transfer agent, you may vote your shares in one of three ways:

•
By Telephone — Shareholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-560-1965 and following the instructions. Shareholders of record must have the control number that appears on their proxy card available when voting.

•	By Internet — Shareholders may submit proxies over the Internet by following the instructions on the proxy card.

•	By Mail — Shareholders may submit proxies by completing, signing and dating their proxy card and mailing it in the accompanying pre-addressed envelope.

If you attend the meeting, you may withdraw your proxy and vote your shares in person.

If you hold your shares in “street name,” meaning your shares are held in a stock brokerage account or by a bank or other nominee, your broker or nominee has enclosed or provided a voting instruction form for you to use to direct the broker or nominee how to vote your shares. Certain of these institutions offer telephone and Internet voting.

If you hold shares as a participant in our Profit Sharing and Savings Plan, you may instruct the plan trustee how to vote those shares in any one of three ways:

•
By Telephone — If you live in the United States or Canada, you may submit a proxy by telephone by calling 1-800-560-1965 and following the instructions. You must have the control number that appears on your proxy card available when voting.

•	By Internet — You may submit a proxy over the Internet by following the instructions on the proxy card.

•	By Mail — You may submit a proxy by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope.

The plan trustee will vote shares held in your account in accordance with your instructions and the plan terms. The plan trustee may vote the shares for you if your instructions are not received at least five days before the Annual Meeting date.

Please contact our Investor Relations personnel at (414) 347-6480 if you would like directions on attending the Annual Meeting and voting in person. At our meeting, you will be asked to show some form of identification (such as your driving license).

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you can revoke your proxy at any time before your shares are voted by advising our corporate Secretary in writing, by granting a new proxy with a later date, or by voting in person at the meeting. If your shares are held in street name by a broker, bank or nominee, or in our Profit Sharing and Savings Plan, you must follow the instructions of the broker, bank, nominee or plan trustee on how to change your vote.

How are the votes counted?

A quorum is necessary to hold the meeting and will exist if a majority of the 202,030,282 shares of Common Stock outstanding on the record date are represented, in person or by proxy, at the meeting. Votes cast by proxy or in person at the meeting will be counted by Wells Fargo Bank Minnesota, N.A., which has been appointed by our Board to act as inspector of election for the meeting.

Shares represented by proxy cards marked “Abstain” for any matter will be counted to determine the presence of a quorum, but will not be counted as votes for or against that matter. “Broker non-votes,” which occur when a broker or other nominee does not vote on a particular matter because the broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and has not received such instructions, will be counted for quorum purposes but will not be counted as votes for or against any matter. Brokers and other nominees have discretionary authority to vote shares without instructions from the beneficial owner of the shares only for matters considered routine. For the 2012 Annual Meeting, nominees will only have discretionary authority to vote shares on the ratification of the appointment of the independent registered public accounting firm without instructions from the beneficial owner.

What are the Board’s recommendations?

Our Board of Directors recommends a vote FOR all of the nominees for director (Item 1), FOR approval of an amendment to our Articles of Incorporation to increase our authorized Common Stock from 460,000,000 shares to 680,000,000 shares (Item 2), FOR approval of our executive compensation (Item 3), and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012 (Item 4).

If you sign and return a proxy card or voting instruction form without specifying how you want your shares voted, the named proxies will vote your shares in accordance with the recommendations of the Board for all Items and in their best judgment on any other matters that properly come before the meeting.

Will any other items be acted upon at the Annual Meeting?

The Board does not know of any other business to be presented at the Annual Meeting. No shareholder proposals will be presented at this year’s Annual Meeting.

What are the deadlines for submission of shareholder proposals for the next Annual Meeting?

Shareholders may submit proposals on matters appropriate for shareholder action at future Annual Meetings by following the SEC’s rules. Proposals intended for inclusion in next year’s proxy materials must be received by our Secretary no later than November 26, 2012.

Under our Amended and Restated Bylaws (“Bylaws”), a shareholder who wants to bring business before the Annual Meeting that has not been included in the proxy materials for the meeting, or who wants to nominate directors at the meeting, must be eligible to vote at the meeting and give written notice of the proposal to our corporate Secretary in accordance with the procedures contained in our Bylaws. Our Bylaws require that shareholders give notice to our Secretary at least 45 and not more than 70 days before the first anniversary of the date set forth in our proxy statement for the prior Annual Meeting as the date on which we first mailed such proxy materials to shareholders. For the 2013 Annual Meeting, the notice must be received by the Secretary no later than February 9, 2013, and no earlier than January 15, 2013. For director nominations, the notice must comply with our Bylaws and provide the information required to be included in the proxy statement for individuals nominated by our Board. For any other proposals, the notice must describe the proposal and why it should be approved, identify any material interest of the shareholder in the matter, and include other information required by our Bylaws.

Who pays to prepare, mail and solicit the proxies?

We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail, our employees may solicit proxies by telephone, email, facsimile or personal interview. We have also engaged D.F. King & Co., Inc. to provide proxy solicitation services for a fee of $13,000, plus expenses such as charges by brokers, banks and other nominees to forward proxy materials to the beneficial owners of our Common Stock.

STOCK OWNERSHIP

The following table identifies the beneficial owners of more than 5% of our Common Stock as of December 31, 2011, based on information filed with the SEC, unless more recent information filed with the SEC is available. The table also shows the amount of our Common Stock beneficially owned by our named executive officers and all directors and executive officers as a group. Unless otherwise noted, the parties listed in the table have sole voting and investment power over their shares, and information regarding our directors and named executive officers is given as of March 2, 2012. Information about the Common Stock that our directors beneficially own appears below in connection with their biographies. See “Item 1— Election of Directors.”

Name	Shares Beneficially Owned	Percent of Class
Old Republic International Corporation(1) 307 North Michigan Avenue Chicago, IL 60601	13,505,537	6.7%
Curt S. Culver(2)	949,331	*
J. Michael Lauer(2)	568,086	*
Patrick Sinks(2)	443,387	*
Jeffrey H. Lane(2)	330,718	*
Lawrence J. Pierzchalski(2)	252,415	*
All directors and executive officers as a group (17 persons)(2)(3)	3,155,712	1.6%

*	Less than 1%

(1)
Old Republic International Corporation, which reported ownership as of January 17, 2012 on behalf of itself and several of its wholly owned subsidiaries, reported that it had shared voting and investment power for all of the shares.

(2)
Includes shares that could be purchased on the record date or within 60 days thereafter by exercise of stock options granted to the executive officers: Mr. Culver — 160,000; Mr. Lauer — 54,000; Mr. Sinks — 48,000; Mr. Lane — 37,800; Mr. Pierzchalski — 54,000; and all executive officers as a group — 367,800. Also includes shares held in our Profit Sharing and Savings Plan by the executive officers: Mr. Culver — 12,696; Mr. Lauer — 53,275; Mr. Sinks — 11,733; and all executive officers as a group — 78,543. Excludes shares underlying restricted stock units (“RSUs”) that cannot be settled in Common Stock within 60 days of the record date: Mr. Culver — 643,479; Mr. Lauer — 209,076; Mr. Sinks — 387,177; Mr. Lane — 209,076; Mr. Pierzchalski — 209,076; and all executive officers as a group — 1,800,175. Also includes shares for which voting and investment power are shared as follows: Mr. Lauer — 460,811, and all directors and executive officers as a group — 460,811. Excludes cash-settled restricted stock units: all executive officers as a group — 11,934.

(3)
Includes an aggregate of 85,763 shares underlying RSUs held by our non-management directors, which could be settled in shares of Common Stock within 60 days of the record date. Also includes an aggregate of 14,733 restricted shares held by our non-management directors. The beneficial owners have sole voting power but no investment power over the restricted shares. Excludes an aggregate of 528,866 share units held by our non-management directors that cannot be settled in shares of Common Stock.

ITEM 1 – ELECTION OF DIRECTORS

Our Board of Directors was previously divided into three classes, with directors in each class serving for a term of three years and one class of directors elected at each Annual Meeting. We are currently transitioning to a declassified Board and that transition will be completed at the 2013 Annual Meeting, when the remaining term of all directors will be one year.

Item 1 consists of the election of directors at this Annual Meeting. The Board, upon the recommendation of the Management Development, Nominating and Governance Committee (with Mr. Muma abstaining on his own nomination), has nominated Curt S. Culver, Timothy A. Holt, William A. McIntosh, Leslie M. Muma and Mark M. Zandi for re-election to the Board to serve, for one year, until our 2013 Annual Meeting of Shareholders. Mr. Holt was appointed to the Board in January 2012. An independent director recommended him for consideration by the Management Development, Nominating and Governance Committee. If any nominee is not available for election, proxies will be voted for another person nominated by the Board or the size of the Board will be reduced.

Shareholder Vote Required

Our Articles of Incorporation contain a majority vote standard for the election of directors in uncontested elections. Under this standard, each of the five nominees (Messrs. Culver, Holt, McIntosh, Muma and Zandi) must receive a “majority vote” at the meeting to be elected a director. A “majority vote” means that when there is a quorum present, more than 50% of the votes cast in the election of the director are cast “for” the director, with votes cast being equal to the total of the votes “for” the election of the director plus the votes “withheld” from the election of the director. Therefore, under our Articles of Incorporation, a “withheld” vote is effectively a vote “against” a nominee. Broker non-votes will be disregarded in the calculation of a “majority vote.” Any incumbent director who does not receive a majority vote (but whose term as a director nevertheless would continue under Wisconsin law until his successor is elected) is required to send our Board a resignation. The effectiveness of any such resignation is contingent upon Board acceptance. The Board will accept or reject a resignation in its discretion after receiving a recommendation made by our Management Development, Nominating and Governance Committee and will promptly publicly disclose its decision regarding the director’s resignation (including the reason(s) for rejecting the resignation, if applicable).

Information About Our Directors

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and diversity of backgrounds necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board and the Management Development, Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

The Management Development, Nominating and Governance Committee is responsible for developing Board membership criteria and recommending these criteria to the Board. The criteria, which are set forth in our Corporate Governance Guidelines, include an inquiring and independent mind, sound and considered judgment, high standards of ethical conduct and integrity, well-respected experience at senior levels of business, academia, government or other fields, ability to commit sufficient time and attention to Board activities, anticipated tenure on the Board, and whether an individual will enable the Board to continue to have a substantial majority of independent directors.

In addition, the Management Development, Nominating and Governance Committee in conjunction with the Board periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given our prospective retirements due to the Board’s policy that a director may not stand for election if he is age 74 or more. The Management Development, Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and enable the Board to have access to a diverse body of talent and expertise relevant to our activities. The Committee’s and the Board’s evaluation of the Board’s composition enables the Board to consider the skills and experience it seeks in the Board as a whole, and in individual directors, as our needs evolve and change over time and to assess the effectiveness of the Board’s efforts at pursuing diversity. In identifying director candidates from time to time, the Management Development, Nominating and Governance Committee may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective board.

In evaluating incumbent directors for renomination to the Board, as well as the skills and experience that other directors bring to the Board, the Management Development, Nominating and Governance Committee has considered a variety of factors. These include each director’s independence, financial literacy, personal and professional accomplishments, tenure on the Board, experience in light of our needs, and past performance on the Board based on feedback from other Board members.

Information about our directors appears below. The biographical information is as of February 1, 2012 and, for each director, includes a discussion about the skills and qualifications that the Board has determined support the director’s continued service on the Board.

NOMINEES FOR DIRECTOR -
For One-Year Term Ending 2013

Shares Beneficially Owned(1)

Curt S. Culver, 59, a Director since 1999, has been our Chairman of the Board since January 2005 and our Chief Executive Officer since January 2000. He served as our President from January 1999 to January 2006. Mr. Culver has been Chief Executive Officer of Mortgage Guaranty Insurance Corporation (“MGIC”) since January 1999 and held senior executive positions with MGIC for more than five years before then. He is also a director of Wisconsin Electric Power Company and Wisconsin Energy Corporation. Mr. Culver brings to the Board extensive knowledge of our business and operations, a long-term perspective on our strategy and the ability to lead the Company and the Board as the Company faces ongoing challenges.
949,331(4)

Timothy A. Holt, 59, a Director since 2012, was an executive committee member and Senior Vice President and Chief Investment Officer of Aetna, Inc., a diversified health care benefits company, when he retired in 2008 after 30 years of service.  From 2004 through 2007, he also served as Chief Enterprise Risk Officer of Aetna.  Prior to being named Chief Investment Officer in 1997, Mr. Holt held various senior management positions with Aetna, including Chief Financial Officer of Aetna Retirement Services and Vice President, Finance and Treasurer of Aetna. Mr. Holt served as a consultant to Aetna during 2008 and 2009 and currently provides investment consulting services to other insurance companies.  Since 2008, Mr. Holt has served as a Director of Virtus Investment Partners, Inc. Mr. Holt has been designated as a Chartered Financial Analyst from the CFA Institute, a global association of investment professionals. Mr. Holt brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance, and senior executive experience gained at a major public insurance company.
25,316(3)

William A. McIntosh, 72, a Director since 1996, was an executive committee member and a managing director at Salomon Brothers Inc, an investment banking firm, when he retired in 1995 after 35 years of service. In addition, during the past five years, Mr. McIntosh served as a director of Northwestern Mutual Series Fund Inc. (27 funds) (through 2009). Mr. McIntosh brings to the Board extensive experience in the financial services industry gained from his long tenure at Salomon Brothers and his service on several mutual fund boards, expertise in evaluating companies’ strategies, operations and risks acquired through his work as an investment banker, and financial and accounting expertise.
93,013(2)(3)

Shares Beneficially Owned(1)

Leslie M. Muma, 67, a Director since 1995, is retired and was Chief Executive Officer of Fiserv, Inc., a financial industry automation products and services firm, from 1999 until December 2005. He was also a director of Fiserv, Inc. through 2005. Before serving as Fiserv’s Chief Executive Officer, he was its President for many years. Mr. Muma brings to the Board experience in the financial services industry acquired through a career serving as a chief executive officer and president at a financial industry automation products and services firm, as well as management and operations experience, and leadership skills.
216,287(2)(3)(5)

Mark M. Zandi, 52, a Director since 2010, is Chief Economist of Moody’s Analytics, Inc., where he directs economic research and consulting. Moody’s Analytics is a subsidiary of Moody’s Corporation that is separately managed from Moody’s Investor Services, the rating agency subsidiary of Moody’s Corporation. Dr. Zandi, with his economics and residential real estate industry expertise, brings to the Board a deep understanding of the economic factors that shape our industry. In addition, Dr. Zandi has expertise in the legislative and regulatory processes relevant to our business.
36,440(3)

DIRECTORS CONTINUING IN OFFICE -
Term Ending 2013

Shares Beneficially Owned(1)

James A. Abbott, 72, a Director since 1989, has been Chairman and a principal of American Security Mortgage Corp., a mortgage banking firm, since June 1999. He served as President and Chief Executive Officer of First Union Mortgage Corporation, a mortgage banking company licensed in all 50 states and nationally ranked in the top 10 in origination and loan servicing during his tenure, from January 1980 to December 1994. Mr. Abbott brings to the Board more than 40 years of experience in the mortgage banking industry, gained through his service as chairman and as chief executive officer of two mortgage banking companies, and in banking as a member of the corporate management committee of a major bank holding company for 15 years.
74,418(2)(3)

Shares Beneficially Owned(1)

Thomas M. Hagerty, 49, a Director since 2001, has been a managing director with Thomas H. Lee Partners, L.P. and its predecessor Thomas H. Lee Company (“THL”), a private investment firm, since 1992 and has been with the firm since 1988. Mr. Hagerty previously was in the Mergers and Acquisitions Department of Morgan Stanley & Co. Incorporated. He is also a director of Ceridian Corporation, Fidelity National Financial, Inc., Fidelity National Information Services, Inc., First BanCorp. and MoneyGram International, Inc. In an attempt to preserve the value of an investment in Conseco, Inc. by an affiliate of THL, Mr. Hagerty served as the interim chief financial officer of Conseco from July 2000 until April 2001. In December 2002, Conseco filed a petition under the federal bankruptcy code. Mr. Hagerty brings to the Board experience in and knowledge of the financial services and investment industries, expertise in analyzing and monitoring substantial investment positions gained through his work in private equity, expertise in evaluating companies’ strategies, operations and risks gained through his work in investment banking, and corporate governance experience acquired through his service on numerous public company boards.
83,835(3)

Michael E. Lehman, 61, a Director since 2001, was the Chief Financial Officer of Palo Alto Networks, a privately-held network security firm, from April 2010 until February 2012. Prior to that, he was the Executive Vice President and Chief Financial Officer of Sun Microsystems, Inc., a provider of computer systems and professional support services, from February 2006 to January 2010, when Sun Microsystems, Inc. was acquired by Oracle Corporation. From July 2000 until his initial retirement in September 2002, he was Executive Vice President of Sun Microsystems; he was its Chief Financial Officer from February 1994 to July 2002, and held senior executive positions with Sun Microsystems for more than five years before then. Mr. Lehman brings to the Board financial and accounting knowledge gained through his service as chief financial officer of a large, multinational public company, skills in addressing the range of financial issues facing a large company with complex operations, senior executive and operational experience, and leadership skills.
48,310(3)

DIRECTORS CONTINUING IN OFFICE –
Term Ending 2014

Shares Beneficially Owned(1)

Kenneth M. Jastrow, II, 64, a Director since 1994, has, since December 2007, been the non-executive Chairman of the Board of Forestar Group Inc. (“Forestar”), which is engaged in various real estate and natural resource businesses. From January 2000 until December 2007, Mr. Jastrow served as Chairman and Chief Executive Officer of Temple-Inland Inc. (“TI”), a paper and forest products company which during Mr. Jastrow’s tenure also had interests in real estate and financial services. Mr. Jastrow currently serves as our Lead Director. He is also a director of KB Home and Genesis Energy, LLC, the general partner of Genesis Energy, LP, a publicly-traded master limited partnership. In addition, during the past five years, Mr. Jastrow served as a director of Guaranty Financial Group and its subsidiary Guaranty Bank (from December 2007 through August 2008). Mr. Jastrow brings to the Board senior executive and leadership experience gained through his service as chairman and chief executive officer at a public company with diversified business operations in sectors relevant to our operations, experience in the real estate, mortgage banking and financial services industries, and knowledge of corporate governance matters gained through his service as a non-executive chairman and on public company boards.
99,274(2)(3)

Daniel P. Kearney, 72, a Director since 1999, has been a business consultant and private investor for more than five years. Mr. Kearney served as Executive Vice President and Chief Investment Officer of Aetna, Inc., then a provider of health and retirement benefit plans and financial services, from 1991 to 1998. He was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board from 1990 to 1991, a principal of Aldrich, Eastman & Waltch, Inc., a pension fund advisor, from 1988 to 1989, and a managing director at Salomon Brothers Inc, an investment banking firm, from 1977 to 1988. He is non-executive Chairman of the Board of MBIA, Inc. and a director of Fiserv, Inc. Mr. Kearney brings to the Board investment expertise, skill in assessing and managing investment and credit risk, broad-based experience in a number of areas relevant to our business, including insurance and financial services, and senior executive experience gained at a major public insurance company.
202,044 (3)

Shares Beneficially Owned(1)

Donald T. Nicolaisen, 66, a Director since 2006, was the Chief Accountant of the United States Securities and Exchange Commission from September 2003 to November 2005, when he retired from full time employment. Prior to joining the SEC, he was a Senior Partner at PricewaterhouseCoopers LLP, an accounting firm that he joined in 1967. He is also a director of Verizon Communications Inc., Morgan Stanley and Zurich Financial Services Group. Mr. Nicolaisen brings to the Board financial and accounting expertise acquired from his 36 years of service with a major public accounting firm and his tenure as Chief Accountant at the SEC, as well as an understanding of the range of issues facing large financial services companies gained through his service on the boards of public companies operating in the insurance and financial services industries.
120,807(3)

(1)
Ownership information is as of March 2, 2012. Unless otherwise noted, all directors have sole voting and investment power with respect to the shares. Common Stock beneficially owned by each director represents less than 1% of the total number of shares outstanding.

(2)	Includes 2,000 shares held under our 1993 Restricted Stock Plan for Non-Employee Directors. The directors have sole voting power and no investment power over these shares.

(3)
Includes shares underlying RSUs as follows: Mr. Abbott — 3,050; Mr. Hagerty — 3,050; Mr. Jastrow — 3,050; Mr. Kearney — 3,050; Mr. Lehman — 3,050; Mr. McIntosh — 3,050; Mr. Muma — 3,050; and Mr. Nicolaisen — 1,700. Such units were issued pursuant to our RSU award program (See “Compensation of Directors — Former RSU Award Program”) and could be settled in shares of Common Stock within 60 days of the record date.

Also includes the following RSUs, which are held under the Deposit Share Program for Non-Employee Directors under our 2002 Stock Incentive Plan (See “Compensation of Directors — Former Deposit Share Program”) and could be settled in shares of Common Stock within 60 days of the record date: Mr. Abbott — 1,491; Mr. Hagerty — 17,105; Mr. Jastrow — 19,769; Mr. Kearney —5,733; Mr. Muma — 4,098; and Mr. Nicolaisen — 14,517. Directors have neither voting nor investment power over the shares underlying any of these units.

Includes 6,733 shares that Mr. Jastrow held under the Deposit Share Program for Non-Employee Directors under our 1991 Stock Incentive Plan and 2002 Stock Incentive Plan. Mr. Jastrow has sole voting power and no investment power over these shares.

Also includes cash-settled share units held under our Deferred Compensation Plan (See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units”) over which the directors have neither voting nor investment power, as follows: Mr. Abbott — 36,440; Mr. Hagerty — 55,499; Mr. Holt — 25,316; Mr. Jastrow — 66,576; Mr. Kearney — 115,778; Mr. Lehman — 37,821; Mr. McIntosh — 36,440; Mr. Muma — 64,148; Mr. Nicolaisen — 54,408; and Dr. Zandi — 36,440.

(4)
Includes 160,000 shares which Mr. Culver had the vested right to acquire as of March 2, 2012 under options granted to Mr. Culver and 12,696 shares held in our Profit Sharing and Savings Plan. Excludes 643,479 shares underlying RSUs awarded under our 2002 Stock Incentive Plan and 2011 Omnibus Incentive Plan over which he has neither voting nor investment power.

(5)	Includes 9,132 shares owned by a trust of which Mr. Muma is a trustee and a beneficiary and as to which Mr. Muma disclaims beneficial ownership except to the extent of his interest in the trust.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FIVE NOMINEES. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE NOMINEES UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board of Directors oversees the management of the Company and our business. The Board selects our CEO and in conjunction with our CEO selects the rest of our senior management team, which is responsible for operating our business.

Corporate Governance Guidelines and Code of Business Conduct

The Board has adopted Corporate Governance Guidelines, which set forth a framework for our governance. The Guidelines cover the Board’s composition, leadership, meeting process, director independence, Board membership criteria, committee structure and functions, succession planning and director compensation. Among other things, the Board meets in executive session outside the presence of any member of our management after each Board meeting at which directors are present in person and at any additional times determined by the Board or the Lead Director. Mr. Jastrow has, for several years, presided at these sessions and has served as the Board’s Lead Director since the position was created in October 2009. See “Board Leadership” for information about the Lead Director’s responsibilities and authority. The Corporate Governance Guidelines provide that a director shall not be nominated by the Board for re-election if at the date of the Annual Meeting of Shareholders, the director is age 74 or more (increased from 72 in 2011). The Corporate Governance Guidelines also provide that a director who retires from his principal employment or joins a new employer shall offer to resign from the Board and a director who is an officer of MGIC and leaves MGIC must resign from the Board.

We have a Code of Business Conduct emphasizing our commitment to conducting our business in accordance with legal requirements and high ethical standards. The Code applies to all employees, including our executive officers, and specified portions are applicable to our directors. Certain portions of the Code that apply to transactions with our executive officers, directors, and their immediate family members are described under “Other Matters – Related Person Transactions” below. These descriptions are subject to the actual terms of the Code.

Our Corporate Governance Guidelines and our Code of Business Conduct are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these documents are available to any shareholder who submits a written request to our Secretary. We intend to disclose on our website any waivers from, or amendments to, our Code of Business Conduct that are subject to disclosure under applicable rules and regulations.

Director Independence

Our Corporate Governance Guidelines regarding director independence provide that a director is not independent if the director has any specified disqualifying relationship with us. The disqualifying relationships are equivalent to those of the independence rules of the New York Stock Exchange, except that our disqualification for board interlocks is more stringent than under the NYSE rules. Also, for a director to be independent under the Guidelines, the director may not have any material relationship with us. For purposes of determining whether a disqualifying or material relationship exists, we consider relationships with MGIC Investment Corporation and its consolidated subsidiaries.

The Board has determined that all of our current directors except for Mr. Culver, our CEO, are independent under the Guidelines and the NYSE rules. In addition, each of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees consists entirely of independent directors. All members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under SEC and NYSE rules and the independence standards adopted by the Board. The Board made its independence determinations by considering that no disqualifying relationships existed during the periods specified under the Guidelines and the NYSE rules. To determine that there were no material relationships, the Board applied categorical standards that it had adopted. All independent directors met these standards. Under these standards, a director is not independent if payments under transactions between us and a company of which the director is an executive officer or 10% or greater owner exceeded the greater of $1 million or 1% of the other company’s gross revenues. Payments made to and payments made by us are considered separately, and this quantitative threshold is applied to transactions that occurred in the three most recent fiscal years of the other company. Also under these standards, a director is not independent if during our last three fiscal years the director:

•	was an executive officer of a charity to which we made contributions, or

•	was an executive officer or member of a law firm or investment banking firm providing services to us, or

•	received any direct compensation from us other than as a director, or if during such period a member of the director’s immediate family received compensation from us.

In making its independence determinations, the Board considered mortgage insurance premiums that we received on loans where American Security Mortgage Corp. (of which Mr. Abbott is the Chairman and a principal) was the original insured and our provision of contract underwriting services to American Security Mortgage Corp. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of business by us and American Security Mortgage Corp. The Board also considered payments we made to Moody’s Analytics (of which Dr. Zandi is an executive officer) for research and subscription services for Moody’s Economy.com and related publications, and payments to Moody’s Investor Services for credit rating services. These transactions were below the quantitative threshold noted above and were entered into in the ordinary course of business by us, Moody’s Analytics and Moody’s Investor Services.

Board Leadership

Currently, Mr. Culver serves as Chairman of the Board and Chief Executive Officer. The Board believes that we and our shareholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and CEO and the Board has a Lead Director. Combining the roles of Chairman and CEO makes clear that the person serving in these roles has primary responsibility for managing our business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for developing our strategy, directing the work of other officers and leading implementation of our strategic plans as reviewed by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management. In addition, the Board believes that having a combined Chairman and CEO is appropriate for us at this time because of Mr. Culver’s familiarity with our business and history of outstanding leadership. Mr. Culver has been with us since 1985, and has served as Chief Executive Officer since 2000 and as Chairman of the Board since 2005.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director selected by the independent directors. Mr. Jastrow has served as the Lead Director since the position was established in 2009. The Lead Director’s responsibilities and authority include:

•	presiding at all meetings of the Board at which the Chairman and CEO is not present;

•
having the authority to call and leading executive sessions of the non-management directors between Board meetings (the Board meets in executive session after each Board meeting at which directors are present in person);

•	serving as a conduit between the Chairman and CEO and the non-management directors to the extent requested by the non-management directors;

•	serving as a conduit for the Board’s informational needs, including proposing topics for Board meeting agendas; and

•	being available, if requested by major shareholders, for consultation and communication.

The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board reviews the structure of the Board and the Board’s leadership as part of the succession planning process. The Board reviews succession planning for the CEO annually. The Management Development, Nominating and Governance Committee is responsible for overseeing this process and periodically reports to the Board.

Communicating with the Board

Shareholders and other interested persons can communicate with the members of the Board, the non-management members of the Board as a group or the Lead Director, by sending a written communication to our Secretary, addressed to: MGIC Investment Corporation, Secretary, P.O. Box 488, Milwaukee, WI 53201. The Secretary will pass along any such communication, other than a solicitation for a product or service, to the Lead Director.

Board Attendance

The Board of Directors held eight meetings during 2011. Each director attended at least 75% of the meetings of the Board and committees of the Board on which he served during 2011. The Annual Meeting of Shareholders is scheduled in conjunction with a Board meeting and, as a result, directors are expected to attend the Annual Meeting. Ten of our directors, including one who retired at the 2011 Annual Meeting of Shareholders, attended that meeting.

Committees

The Board has five committees: Audit; Management Development, Nominating and Governance; Risk Management; Securities Investment; and Executive. Information regarding these committees is provided below. The charters of the Audit, Management Development, Nominating and Governance, Risk Management and Securities Investment Committees are available on our website (http://mtg.mgic.com) under the “Investor Information; Corporate Governance” links. Written copies of these charters are available to any shareholder who submits a written request to our Secretary. The functions of the Executive Committee are established under our Bylaws and are described below.

Audit Committee

The members of the Audit Committee are Messrs. Lehman (Chairman), Abbott, Holt, Kearney and McIntosh. The Board’s determination that each of these directors meets all applicable independence requirements took into account the heightened independence criteria that apply to Audit Committee members under SEC and NYSE rules. The Board has determined that Messrs. Holt and Lehman are “audit committee financial experts” as defined in SEC rules. The Committee met 18 times during 2011.

Audit Committee Report

The Audit Committee assists the oversight by the Board of Directors of the integrity of MGIC Investment Corporation’s financial statements, the effectiveness of its system of internal controls, the qualifications, independence and performance of its independent accountants, the performance of its internal audit function, and its compliance with legal and regulatory requirements.

The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP (“PwC”), MGIC Investment Corporation’s independent registered public accounting firm, its audited financial statements for the year ended December 31, 2011. The Audit Committee discussed with PwC the matters required to be discussed by PCAOB AU 380 (“Communication with Audit Committees”). The Audit Committee also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding auditor-audit committee communications about independence and discussed with PwC their independence from MGIC Investment Corporation and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that MGIC Investment Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, which has been filed with the SEC. These are the same financial statements that appear in MGIC Investment Corporation’s Annual Report to Shareholders.

Members of the Audit Committee:

Michael E. Lehman, Chairman
James A. Abbott
Timothy A. Holt (joined January 2012)
Daniel P. Kearney
William A. McIntosh

Management Development, Nominating and Governance Committee

The members of the Management Development, Nominating and Governance Committee are Messrs. Jastrow (Chairman), Hagerty, Muma and Nicolaisen. The Committee met six times during 2011. The Committee is responsible for overseeing our executive compensation program, including approving corporate goals relating to compensation for our CEO, determining our CEO’s annual compensation and approving compensation for our other senior executives. The Committee prepares the Compensation Committee Report and reviews the Compensation Discussion and Analysis included in our proxy statement. The Committee also makes recommendations to the Board regarding the compensation of directors. Although the Committee may delegate its responsibilities to subcommittees, it has not done so.

The Committee receives briefings throughout the year on information that includes: detailed breakdowns of the compensation of the named executive officers, the amount, if any, that our named executive officers realized in at least the previous five years pursuant to sales of shares awarded under equity grants; the total amount of stock, stock options, restricted stock and RSUs held by each named executive officer (restricted stock and RSUs are sometimes collectively referred to in this proxy statement as “restricted equity”); and the other compensation information disclosed in this proxy statement under the SEC’s rules. The Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

The Committee has retained Frederic W. Cook & Co., a nationally recognized executive compensation consulting firm, to advise it. The Committee retains this compensation consultant to, among other things, help it evaluate and oversee our executive compensation program and review the compensation of our directors. The scope of the compensation consultant’s services during 2011 is described under “Compensation Discussion and Analysis — Independent Compensation Consultant” below. In providing its services to the Management Development, Nominating and Governance Committee, the compensation consultant regularly interacts with our senior management. The compensation consultant does not provide any other services to us.

The Committee also evaluates the annual performance of the CEO, oversees the CEO succession planning process, and makes recommendations to the Board to fill open director and committee member positions. In addition, the Committee reviews our Corporate Governance Guidelines and oversees the Board’s self-evaluation process. Finally, the Committee identifies new director candidates through recommendations from Committee members, other Board members and our executive officers, and will consider candidates who are recommended by shareholders.

Shareholders may recommend a director candidate for consideration by the Management Development, Nominating and Governance Committee by submitting background information about the candidate, a description of his or her qualifications and the candidate’s consent to being recommended as a candidate. If the candidate is to be considered for nomination at the next annual shareholders meeting, the submission must be received by our corporate Secretary in writing no later than December 1 of the year preceding the meeting. Information on shareholder nominations is provided under “About the Meeting and Proxy Materials” in response to the question “What are the deadlines for submission of shareholder proposals for the next Annual Meeting?”

The Committee evaluates new director candidates under the criteria described under “Information About Our Directors” as well as other factors the Committee deems relevant, through background reviews, input from other members of the Board and our executive officers, and personal interviews with the candidates, which need not be conducted by all members of the Committee. The Committee will evaluate any director candidates recommended by shareholders using the same process and criteria that apply to candidates from other sources.

Risk Management Committee

The members of the Risk Management Committee are Messrs. Nicolaisen (Chairman), Abbott and McIntosh, and Dr. Zandi. The Committee met eight times in 2011. The Committee is responsible for overseeing management’s operation of our mortgage insurance business, including reviewing and evaluating with management the insurance programs, rates, underwriting guidelines and changes in market conditions affecting our business. The Risk Management Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

Securities Investment Committee

The members of the Securities Investment Committee are Messrs. Kearney (Chairman), Holt, McIntosh and Muma. The Committee met seven times in 2011. The Committee oversees management of our investment portfolio and the investment portfolios of our employee benefit plans for which the plan document does not assign responsibility to other persons. The Committee also makes recommendations to the Board regarding our capital management, including dividend policy, repurchase of debt and external funding. Finally, the Committee supports the Board’s role in overseeing the risks facing the Company, as described in more detail below under “Board Oversight of Risk.”

Executive Committee

The Executive Committee provides an alternative to convening a meeting of the entire Board should a matter arise between Board meetings that requires Board authorization. The members of the Committee are Messrs. Culver (Chairman), Jastrow and Muma. The Committee did not meet in 2011. The Committee is established under our Bylaws and has all authority that the Board may exercise with the exception of certain matters that under the Wisconsin Business Corporation Law are reserved to the Board itself.

Board Oversight of Risk

Our senior management is charged with identifying and managing the risks facing our business and operations. The Board of Directors is responsible for oversight of how our senior management addresses these risks to the extent they are material. In this regard, the Board seeks to understand the material risks we face and to allocate, among the full Board and its committees, responsibilities for overseeing how management addresses the risks, including the risk management systems and processes that management uses for this purpose. Overseeing risk is an ongoing process. Accordingly, the Board periodically considers risk throughout the year and also with respect to specific proposed actions.

The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following four committees play significant roles in carrying out the risk oversight function.

•
The Management Development, Nominating and Governance Committee: The Management Development, Nominating and Governance Committee evaluates the risks and rewards associated with our compensation philosophy and programs.

•	The Risk Management Committee: The Risk Management Committee oversees risks related to our mortgage insurance business.

•	The Securities Investment Committee: The Securities Investment Committee oversees risks related to our investment portfolio and capital management.

•
The Audit Committee: The Audit Committee oversees our processes for assessing risks and the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management, the Internal Audit Director and the independent registered public accounting firm. As noted above, risks are also reviewed by the Management Development, Nominating and Governance Committee, the Risk Management and the Securities Investment Committees.

We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and CEO who keeps the Board informed about the risks facing us. In addition, independent directors chair the various committees involved with risk oversight and there is open communication between senior management and directors.

COMPENSATION OF DIRECTORS

Under our Corporate Governance Guidelines, compensation of non-management directors is reviewed periodically by the Management Development, Nominating and Governance Committee. Mr. Culver is our CEO and receives no additional compensation for service as a director and he is not eligible to participate in any of the following programs or plans.

Annual and Meeting Fees: In 2011, our non-management directors were paid an annual retainer of $100,000, our Lead Director was paid an additional annual retainer of $25,000 and the Chairpersons of the Audit Committee and other Board committees received additional annual fees of $20,000 and $10,000, respectively. Non-Chairperson directors who were members of the Audit Committee in 2011 received an additional $5,000 annual fee. In addition, after the fifth Board or Committee meeting attended during 2011, our non-management directors also received $3,000 for each Board meeting attended, and $2,000 for all Committee meetings attended on any one day. Finally, subject to certain limits, we reimburse directors, and for meetings not held on our premises, their spouses, for travel, lodging and related expenses incurred in connection with attending Board and Committee meetings.

Deferred Compensation Plan and Annual Grant of Share Units: Our non-management directors can elect to defer payment of all or part of the annual and meeting fees until the director’s death, disability, termination of service as a director or to another date specified by the director. A director who participates in this plan will have his or her deferred compensation account credited quarterly with interest accrued at an annual rate equal to the six-month U.S. Treasury Bill rate determined at the closest preceding January 1 and July 1 of each year. In 2008 and prior years, our non-management directors could, as an alternative, elect to have the fees deferred during a quarter translated into share units. Each share unit is equal in value to one share of our Common Stock and is ultimately distributed only in cash. If a director deferred fees into share units, dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock (we have not paid dividends since 2008).

Under the Deferred Compensation Plan, we also provide an annual grant of cash-settled share units to each director. These share units vest at least twelve months after they are awarded. Share units that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the Deferred Compensation Plan. The Management Development, Nominating and Governance Committee may waive the forfeiture. Dividend equivalents in the form of additional share units are credited to the director’s account as of the date of payment of cash dividends on our Common Stock. In January 2011, each of our non-management directors was granted share units valued at $100,000, which will vest on April 1, 2012.

Former Deposit Share Program: In 2009, we eliminated the Deposit Share Program, which was previously offered to directors under our 2002 Stock Incentive Plan. Under the Deposit Share Program a non-management director was able to purchase shares of Common Stock from us at fair market value which were then held by us. The amount that could be used to purchase shares could not exceed the director’s annual and meeting fees for the preceding year. We matched each of these shares with one and one-half shares of restricted stock or, at the director’s option, RSUs. A director who deferred annual and meeting fees from the prior year into share units under the plan described above was able to reduce the amount needed to purchase Common Stock by the amount so deferred. For matching purposes, the amount so deferred was treated as if shares had been purchased and one and one-half shares of restricted stock or RSUs were awarded for each such share.

Between 2005 and 2008, the restricted stock and RSUs awarded under the program vested one year after the award. Prior to 2005, vesting occurred on the third anniversary of the award unless a director chose a later date. Except for gifts to family members, the restricted stock could not be transferred prior to vesting; RSUs were not transferable. Awards that have not vested when a director leaves the Board are forfeited, except in the case of the director’s death or certain events specified in the agreement relating to the awards. The Management Development, Nominating and Governance Committee may waive the forfeiture. All shares of restricted stock and RSUs vest on the director’s death and will immediately become vested upon a change in control. RSUs that have vested are settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former RSU Award Program: We eliminated the RSU Award Program in 2009. Prior to its elimination, our non-management directors were each awarded RSUs representing 850 shares of Common Stock under the program annually. The RSUs vested on or about the first anniversary of the award date, or upon the earlier death of the director. RSUs that have vested will be settled in Common Stock when the director is no longer a Board member. The director receives a cash payment equivalent to the dividend corresponding to the number of shares underlying the director’s RSUs outstanding on the record date for Common Stock dividends.

Former Restricted Stock Plan: Non-management directors elected to the Board before 1997 were each awarded, on a one-time basis, 2,000 shares of Common Stock under our 1993 Restricted Stock Plan for Non-Employee Directors. The shares are restricted from transfer until the director ceases to be a director by reason of death, disability or retirement, and are forfeited if the director leaves the Board for another reason unless the forfeiture is waived by the plan administrator.

Equity Ownership Guidelines: The Management Development, Nominating and Governance Committee has adopted equity ownership guidelines for directors under which each member of the Board is expected to own 25,000 shares of our equity. Equity owned consists of shares owned outright by the director, restricted equity and share units that have vested or are scheduled to vest within one year. Directors are expected to achieve the ownership guideline within five years after joining the Board. All of our directors are in compliance with the guidelines.

Other: We also pay premiums for directors and officers liability insurance under which the directors are insureds.

2011 Director Compensation

The following table shows the compensation paid to each of our non-management directors in 2011. Mr. Culver, our CEO, is also a director but receives no compensation for service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Total ($)
James A. Abbott	144,000		100,000	244,000
David S. Engelman(2)	67,500		100,000	167,500
Thomas M. Hagerty	106,000		100,000	206,000
Kenneth M. Jastrow, II	150,000	(3)	100,000	250,000
Daniel P. Kearney	152,000		100,000	252,000
Bruce L. Koepfgen	77,000		100,000	177,000	(4)
Michael E. Lehman	155,000		100,000	255,000
William A. McIntosh	142,000		100,000	242,000
Leslie M. Muma	106,000		100,000	206,000
Donald T. Nicolaisen	119,500		100,000	219,500
Mark M. Zandi	116,000		100,000	216,000

(1)
The amounts shown in this column represent the grant date fair value of the annual share unit award granted to non-management directors in 2011 under our Deferred Compensation Plan, computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718. The value of each share unit is equal to the value of our common stock on the grant date. See “Compensation of Directors — Deferred Compensation Plan and Annual Grant of Share Units” above for more information about these grants.

At December 31, 2011, the aggregate number of stock awards (including restricted stock, restricted stock units, and share units granted under our Deferred Compensation Plan) outstanding and owned by our non-management directors was as follows: Mr. Abbott — 17,664; Mr. Hagerty — 50,338; Mr. Jastrow — 72,811; Mr. Kearney — 99,245; Mr. Lehman — 15,555; Mr. McIntosh — 16,173; Mr. Muma — 47,980; Mr. Nicolaisen — 45,308; and Dr. Zandi — 11,123. At December 31, 2011, the aggregate number of shares owned directly or in trusts by our non-management directors was as follows: Mr. Abbott — 31,437; Mr. Hagerty — 8,181; Mr. Jastrow — 1,146; Mr. Kearney — 77,483; Mr. Lehman — 7,439; Mr. McIntosh — 51,523; Mr. Muma — 142,991; and Mr. Nicolaisen — 50,182. At December 31, 2011, the total stock awards outstanding and direct / trust ownership of stock held by each of our directors was as follows: Mr. Abbott — 49,101; Mr. Hagerty — 58,519; Mr. Jastrow — 73,957; Mr. Kearney — 176,728; Mr. Lehman — 22,994; Mr. McIntosh — 67,696; Mr. Muma — 190,971; Mr. Nicolaisen — 95,490; and Dr. Zandi — 11,123.

(2)
Mr. Engelman retired after serving as a director since 1993. In recognition of his service on our Board, as well as his service many years ago as an officer of our company, we made a $25,000 contribution to a charity we asked him to designate. This contribution was not made under any agreement with Mr. Engelman and is not included in the table.

(3)	Includes $25,000 retainer paid for services as Lead Director.

(4)
The “Total” includes amounts associated with a share unit award forfeited upon Mr. Koepfgen’s October 4, 2011 resignation from the Board. Based on the closing price of the Common Stock on the New York Stock Exchange on October 4, 2011, which was $1.67, the value of the stock award on the date of the forfeiture was $18,575.

ITEM 2 – APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED COMMON STOCK

We are recommending that shareholders approve an amendment to Article 4 of our Articles of Incorporation to increase the number of shares of our Common Stock that we are authorized to issue from 460,000,000 to 680,000,000. As of March 2, 2012, (a) approximately 202 million shares of Common Stock were outstanding, (b) an aggregate of approximately 55 million shares may be issued upon the conversion of our convertible senior notes and our convertible junior subordinated debentures, (c) approximately 9 million shares were reserved under our stock incentive plans and (d) approximately 133 million shares are (or, in the case of shares not yet issued, will need to be) reserved to be issued pursuant to our shareholder rights agreement on account of the shares described in (a) - (c).

Based on the foregoing, only approximately 61 million shares remain available. Of these shares, only approximately 41 million could be issued, considering that issuance of these shares would require us to reserve approximately 20 million additional shares under our shareholder rights agreement.

Our Board believes that we should have the flexibility to issue additional shares of Common Stock in the discretion of the Board, without the delay or expense of a special shareholders’ meeting. All available shares, including additional shares authorized by the amendment, will be available for general corporate purposes, including stock dividends, financings, mergers and acquisitions and employee benefit programs. At the date of mailing of this proxy statement, we did not have any plans to issue any additional shares of Common Stock, other than the possible issuance of reserved shares under our 2002 Stock Incentive Plan and 2011 Omnibus Incentive Plan.

Shareholders do not have any preemptive rights to subscribe for any shares of Common Stock, including those authorized by the amendment. Any of the authorized shares of Common Stock may be issued by action of the Board without further action by shareholders, other than as may be required by the rules of the NYSE or the Business Corporation Law or Wisconsin, our state of incorporation. (In general, the rules of the NYSE would require approval only for shares issued in certain compensation programs, and in business combinations and certain non-public offerings in which, in both cases, the shares issued equal or exceed 20% of our shares outstanding prior to the combination or offering. The Wisconsin Business Corporation Law would require approval only for shares issued in certain business combinations.) The issuance of Common Stock otherwise than on a pro rata basis to all shareholders may have the effect of diluting the ownership interest and voting power of our existing shareholders. Similarly, the shares authorized by the amendment could be used to discourage or make more difficult a non-negotiated attempt to obtain control of our company. This effect could occur through issuance of additional shares of Common Stock that would dilute the interest in the equity and voting power of a party seeking to gain control, including pursuant to our shareholder rights agreement. We are not aware of any effort to obtain control of our company.

Shareholder Vote Required

Approval of the amendment to our Articles of Incorporation requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

ITEM 3 – ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

At our 2011 Annual Meeting, we held a non-binding, advisory shareholder vote on the frequency of future advisory shareholder votes on the compensation of our named executive officers. Our shareholders expressed a preference that advisory shareholder votes on the compensation of our named executive officers be held on an annual basis and, as previously disclosed, the Company adopted a policy to hold such votes annually. Accordingly, as required by Section 14A of the Securities Exchange Act of 1934, we are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed under the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material contained in this proxy statement.

We strongly believe you should approve our compensation for the reasons cited in the Executive Summary that appears at the beginning of the Compensation Discussion and Analysis.

While this vote is advisory and is not binding, the Board and the Management Development, Nominating and Governance Committee will review and consider the voting results when making future decisions regarding compensation of named executive officers.

After this vote, under the Company’s policy, the next advisory vote to approve the compensation of our named executive officers is scheduled to occur at our 2013 Annual Meeting.

Shareholder Vote Required

Approval of the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast on this matter. Abstentions and broker non-votes will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. SIGNED PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) provides information about the compensation objectives and policies for our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (our “named executive officers”) to place in perspective the information contained in the compensation tables that follow the CD&A.  The Management Development, Nominating and Governance Committee oversees our executive compensation program. In this CD&A, we refer to this committee as the “Committee.” The terms “we” and “our” refer to the Company.

Executive Summary

The Executive Summary below presents important factors to consider in evaluating our compensation program for our named executive officers.  To enable us to present these factors concisely, we did not include additional information that explains, provides details or adds additional context regarding what we say.  That information, which is also important and you should read, appears in the Appendix at the end of the CD&A.

We continued to make progress last year while some of our competitors failed

Our business – taking first loss credit risk on low down payment residential mortgages – is “long tailed” in that decisions made years ago can affect our current financial performance. In fact, our financial performance last year primarily reflects mortgage insurance written five and more years ago.  Because restricted stock is a large percentage of our pay, our CEO, along with other shareholders, has suffered the economic consequences of the mortgage insurance written then.  In analyzing compensation for 2011, however, we believe the focus should be on how decisions we made under our CEO’s leadership in 2011 and the two years before that contributed to positioning us to succeed in the future.

Before the onset of the mortgage crisis, which has been the most severe housing downturn since the Great Depression, our industry consisted of eight companies, including us.  Today, three have stopped writing new business, two in 2011.  The government owns almost 80% of a fourth due to financial assistance provided to its consolidated group.  We remain in business and have received no government financial assistance.

During the last year,

•
We secured approval from our primary regulator and from Fannie Mae and Freddie Mac, for whom we are the largest private mortgage insurance counterparty, to continue our strategy of being able to write new business through a combination of our flagship insurer and a subsidiary to which we contributed an additional $200 million in January 2012.  We raised these funds in the private capital markets in 2010.

•	We continued to write a high quality book of business, as we did in the two prior years.

The table below shows the incurred loss ratios for the book we wrote: in 2006 versus the one we wrote in 2009, in both cases after three years of seasoning; in 2007 versus 2010 after two years; and in 2008 versus 2011 after one year.

Incurred Loss Ratio
After 3 Years		After 2 Years		After 1 Year
2006	228.8%	2007	172.4%	2008	113.3%
2009	10.7%	2010	3.2%	2011	1.1%

You should review our compensation by reference to a peer group consisting of our direct competitors and others related to our industry, not a GICS-based peer group

Peer group selection is a critical component of compensation analysis. The peer group we use consists of our direct competitors and others related to our industry.  Our peer group, which is discussed under the caption “Benchmarking” (which appears after this Summary), is appropriate because:

•	Four of the nine companies were direct competitors or parent companies whose results were significantly impacted by the results of direct competitors,

•	Three of the other companies are financial guaranty insurers having significant exposure to residential mortgage credit risk, and

•	Our revenues for 2010 were at the 51st percentile of the revenues of these companies (15.8% above the median).

Our CEO’s compensation is reasonable when evaluated against this peer group.  His total direct compensation was at the 45th percentile of the total direct compensation of the CEOs of these companies and was 7.5% below the median total direct compensation of this group.

In contrast, our compensation practices should not be benchmarked against a peer group selected by a Standard & Poors’ Global Industry Classification Standard (GICS) in combination with a balance sheet test.  The Committee, with the advice of its independent consultant, determined a GICS-related peer group is not appropriate for us because:

•	Mortgage insurance does not have its own GICS code. Nearly all of the companies in our GICS code are lending institutions, not insurers.

•
Using our GICS code as the initial criterion to select peers may result in comparing us primarily with a group of community banks.  Our business is very different from community banking, which involves gathering consumer deposits through a local retail branch network and investing those funds to profit from an interest rate spread.

•
Even if our GICS code were used, for our business, revenues are a better metric for selection of a peer group than balance sheet assets.  Unlike a community bank whose revenues are largely a function of assets on its balance sheet, our revenues are largely a function of our insurance in force, which is not on our balance sheet.  Our revenues for 2011 would be above the 97th percentile of a group of peers, predominantly community banks, which would result from selecting “peers” from companies with our GICS code and a similar amount of balance sheet assets.

Our CEO’s compensation is aligned with returns to our shareholders

An important way we achieve alignment of pay and shareholder returns is by making performance-based equity awards the primary element of our CEO’s compensation.  Those analyzing our compensation by reviewing only the Summary Compensation Table (“SCT”) will not see this important element of our program because the SCT reports only the grant date fair value of stock awards and does not capture subsequent changes in the value of that stock.  Specifically:

•
During the last five years, our CEO forfeited restricted stock due to Company performance goals not being met and suffered declines in restricted stock still owned that, using grant date values, totals $13.7 million.  In particular,

•
During the last five years, $8.5 million in pay that the SCT reported our CEO received in 2007-2011 had been lost at year-end 2011, due to declines in value of grants of restricted stock and due to grant forfeitures because Company performance goals were not met.  These lost dollars are about 69% of what the SCT shows the CEO was paid in restricted stock during 2007-2011.

•
Also during this period, due to Company performance goals not being met, our CEO forfeited restricted stock grants that had been reported as compensation in the SCT for years prior to 2007.  These forfeited shares had a grant date fair value totaling $5.2 million.

•	In addition, during the last five years, options with a grant date fair value of $9.4 million that were held by our CEO expired, unexercised, due to stock price declines.

Moreover, our CEO voluntarily decided to make his financial alignment with shareholders even greater. During the last five years, he purchased in the open market with his own funds over $1.8 million of our stock.  He sold no shares.  These purchases represent the reinvestment into our stock of over 27% of the cash compensation shown for him in the SCT.

•
When the loss in value of the CEO’s equity grants reported in the SCT during the last five years is added to the loss in value from his open market purchases, at year-end 2011, approximately 44% of what the SCT says we paid him in total compensation during the last five years had been lost.

Objectives of our Executive Compensation Program

Our executive compensation program is based on the following objectives.

•	We want strong alignment between compensation and long-term shareholder interests by paying a substantial portion of total direct compensation in restricted stock.

•	We want strong alignment between compensation and long-term shareholder interests by linking compensation to Company and executive performance.

•	We want total direct compensation to reflect market practices in the sense that our total direct compensation opportunity is at the market median.

•	We limit perquisites (perks).

•
We pay retirement benefits using a formula based only on current cash compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.

How did the compensation we paid to our named executive officers for 2011 reflect these objectives?

•	“We want strong alignment between compensation and long-term shareholder interests by paying a substantial portion of total direct compensation in restricted stock.”

Over the last two years, we strengthened alignment by increasing from 57% to 82% the portion of restricted stock grants that vest based on achievement of performance goals related to our loss ratio, expense ratio and market share. In 2011, we increased this portion of grants from 75% to the current 82%.  See “Our 2011 Executive Compensation – Longer-Term Restricted Stock” for additional information about our grants of restricted stock.

The restricted stock awarded to the CEO in January 2011 had a grant value of approximately 65% of his total direct compensation for 2011, and the restricted stock awarded in January 2010 was approximately 44% of the CEO’s 2010 total direct compensation.  (Throughout this CD&A, we use “total direct compensation” as compensation consultants generally use that term.  It is the total of base salary, bonus and equity awards; the equity award portion is the grant date value in the SCT.)  On average, restricted stock awarded to our other named executive officers in January 2011 was 58% of their total direct compensation in 2011 and the restricted stock awarded in January 2010 to the other named executive officers was approximately 39% of their 2010 total direct compensation.  (45% including a one-time retention award to one of our named executive officers that vested over two years).

Reflecting the decline in our stock price during 2011, between the time of the award in January 2011 and December 31, 2011, the value of the restricted stock we awarded to our CEO declined by over $1.7 million.  The value of the restricted stock awarded to our other named executive officers as a group in January 2011 declined by over $2.9 million.

•	“We want strong alignment between compensation and long-term shareholder interests by linking compensation to Company and executive performance.”

The Committee, after input from our Board, authorized bonuses for 2011 that were reduced from 2010 levels by 44% for our CEO and on average were reduced by 37% for our other named executive officers.  Among the factors considered in approving bonuses at this reduced level were the achievements referred to under “We continued to make progress last year while some of our competitors failed” in the Executive Summary; our overall financial performance in 2011; the advice of the Committee’s compensation consultant that if our CEO’s compensation were evaluated against our peer group discussed under “Benchmarking,” the compensation would not be viewed as raising high concerns under the quantitative tests used by a leading proxy advisory firm that utilize peer group comparisons; and the advisory approval at last year’s Annual Meeting of Shareholders of our executive compensation by almost 87% of the votes cast. Neither the Committee nor the Board assigned a specific weight to of any one of these factors.

•	“We want total direct compensation to reflect market practices in the sense that our total direct compensation opportunity is at the market median.”

The total direct compensation opportunities of our named executive officers range from base salary with no other components of total direct compensation being paid, to base salary plus maximum bonus and maximum longer-term incentives being paid. Through benchmarking, we want the total direct compensation of our named executive officers to be at about the middle of the peer group we use to evaluate our executive compensation. In a report presented to the Committee in mid-December 2010, the Committee’s compensation consultant advised that the compensation structure for the named executive officers was competitive.  In a follow-up report in January 2012 that addressed only the CEO’s compensation, the consultant provided data that showed the CEO’s total direct compensation was somewhat below the median of the peer group we use and was somewhat above it when additional pension and other compensation included in the SCT “total compensation” column was considered.  Further information about these reports, the peer group we use and how the CEO’s compensation compares to such median is under “Benchmarking” in this CD&A.

•	“We limit perquisites (perks).”

Our perks remained minimal in 2011 and are discussed under “Our 2011 Executive Compensation – Perquisites” below.

•
“We pay retirement benefits using a formula based only on current cash compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value.”

Our retirement benefits met this objective in 2011 and are discussed under “Pension Plan” below. Those analyzing our compensation should consider the source of the change in pension value. Even if we had paid our CEO no salary or bonus in 2011, 50% of the increase in pension value (about $490,000) would have occurred. This is primarily attributable to a decrease from 2010 to 2011 in the discount rate used to determine the present value of the benefits and our CEO being one year older and, therefore, one year closer to the retirement age assumed in our pension plan. In addition, under the SEC’s rules, the 2011 change in pension value is computed by considering the bonus we paid for performance in 2010, not 2011. Considering the 2011 bonus (which was 44% less than the 2010 bonus), approximately 63% of the increase in pension value (about $610,000) was attributable to service performed before 2011. In total, our CEO’s total SCT compensation is 12% higher than it would have been if only the 2011 SCT salary and bonus had been considered in the change in pension value calculation.

Impact of Stock Price on Value of Restricted Stock and Stock Options

Excluding shares surrendered to the Company to cover income tax withholding, our CEO has not sold any shares of our stock for more than six years. Excluding shares surrendered for that purpose, none of our other named executive officers has sold any of our stock since April 2006, except for the sale of fewer than three shares by one officer in 2011 to close out his Profit-Sharing and Savings Plan stock account.

The total compensation disclosed in the SCT includes amounts for restricted stock valued at a point in time (the grant date). The actual amounts realized by our named executive officers for those restricted stock units have been materially different. Our named executive officers’ compensation has been materially affected by the changes in the value of our common stock.  Almost $8.5 million of our CEO’s compensation as reported in the SCT for the last five years has, by year-end 2011, been lost due to declines in the value of grants of restricted stock and grant forfeitures.  Over the same period, our other named executive officers as a group lost $14.2 million of their reported compensation for the same reasons. More information about these value declines and forfeitures is in the table below.

	Decline in Stock Compensation Reported in SCT 2007 - 2011
	Value Reported in SCT 2007 - 2011	Value at December 31, 2011	Lost Value
Curt Culver	$12,224,727	$3,747,520	$8,477,207
J. Michael Lauer	$4,170,765	$1,267,481	$2,903,284
Patrick Sinks	$7,459,066	$2,331,328	$5,127,738
Lawrence Pierzchalski	$4,161,741	$1,266,939	$2,894,802
Jeffrey Lane	$4,948,788	$1,636,705	$3,312,083

In addition to the value reported in the SCT for 2007-2011 that at December 31, 2011 had been lost, during the last five years our CEO forfeited restricted stock granted prior to 2007 due to Company performance goals not being met, and because of stock price declines, options granted to him prior to 2007 were not exercised and expired. The equity relating to these forfeitures and expirations had in earlier years either been reported in the SCT or in another proxy statement compensation table.  Using grant date values (which for options were determined by the Black Scholes option pricing model), the total value of equity awards that were forfeited or expired is $14.6 million.  During the last five years, our other named executive officers similarly experienced forfeitures and expirations of restricted stock and options that had grant date values of over $17 million.  More information about these forfeitures and expirations is in the table below.

	Restricted Stock Forfeitures and Option Expirations January 2008 – January 2012
	Equity	Options	Total
Curt Culver	$5,203,950	$9,351,360	$14,555,310
J. Michael Lauer	$1,756,460	$3,117,120	$4,873,580
Patrick Sinks	$2,852,206	$769,968	$3,622,174
Lawrence Pierzchalski	$1,756,460	$3,117,120	$4,873,580
Jeffrey Lane	$1,756,460	$2,036,906	$3,793,366

Benchmarking

To provide a framework for evaluating compensation levels for our named executive officers against market practices, the Committee has periodically asked its independent compensation consultant, Frederic W. Cook & Co. (which we refer to as FWC), to prepare reports analyzing available compensation data. This data is typically gathered from SEC filings for a comparison group of publicly traded companies. The two most recent reports are discussed below. In addition, each year we review various published compensation surveys and provide the Committee with information regarding trends in expected executive compensation changes for the coming year. The compensation surveys that we reviewed and summarized in the aggregate for the Committee in connection with establishing compensation for 2011 were published by: Compensation Resources, The Conference Board, AON Hewitt, Mercer Consulting, Towers Watson and World at Work.

In December 2010, FWC provided the Committee with a report on the primary components of our executive compensation program (base salary, annual bonus and longer-term incentives) that was based on 2009 compensation information from proxy statement filings and was, at the time, the latest available data for the comparison group. The December 2010 report analyzed our compensation program against the following comparison group:

Ambac Financial Group	First American Financial	Old Republic Int’l Corp.
Assured Guaranty	Genworth Financial Inc.	PMI Group Inc.
Fidelity National Financial	MBIA Inc.	Radian Group Inc.

The comparison companies were jointly selected by FWC and management, and approved by the Committee. The companies in our comparison group include all of our direct competitors that are public and whose mortgage insurance operations are a significant part of their overall business, financial guaranty insurers and other financial services companies focused on the residential real estate industry that are believed to be potential competitors for executive talent. Our market capitalization as of November 30, 2010 was approximately 86% of the median market capitalization of the comparison group.

The December 2010 report was based on 2009 data (including for the Company) because that data was the latest available for the comparison group. The report concluded base salaries were close to market norms, with the named executive officers as a group at the median. Bonus opportunities remained consistent with market practice, although FWC noted that the absence of bonuses at the Company for 2009 was the primary reason for a competitive pay gap versus the comparison companies based on compensation that was paid. Long-term incentives, valued at the market price for the Company at the time of the report, directionally mirrored market levels. Actual long-term incentives were significantly below those levels using the 2009 grant date value.

FWC provided a follow-up report in January 2012 on the CEO’s compensation that used 2010 data (including for us) because that was the latest available data for the comparison group. The data in the January 2012 report indicated that the CEO’s total direct compensation was 7.5% below the median of the total direct compensation of the peer group.   It also showed the CEO’s SCT total compensation was only slightly (approximately 5.3%) above the peer group median.  (In addition to what is included in total direct compensation, SCT total compensation includes change in pension and non-qualified deferred compensation value plus all other compensation, which other compensation for us is de minimis.)

Our 2011 Executive Compensation Program

Longer-Term Restricted Stock

Our executive compensation program is designed to make grants of restricted stock the largest portion of the total direct compensation opportunity of our named executive officers. We emphasize this component of our executive compensation program because, as demonstrated by the information above, it aligns executives’ interests with those of shareholders by linking compensation to stock price. In 2011, grants of restricted stock, at the grant date value, represented, on average, approximately 60% of their total direct compensation.

As discussed below, we changed the performance goals for longer-term restricted stock beginning in 2008. The new goals were included in a list of goals for restricted stock awards approved by shareholders at our 2008 Annual Meeting and were again approved by shareholders at our 2011 Annual Meeting in connection with approval of our 2011 Omnibus Incentive Plan.

Performance-based Restricted Stock. Beginning with restricted stock awarded in 2008, the corporate performance goals used to determine annual vesting of performance-based restricted stock are:

•	MGIC’s Loss Ratio (incurred losses divided by earned premiums) for MGIC’s primary new insurance written for that year;

•	the Expense Ratio (expenses of insurance operations divided by net premiums written for that year); and

•	MGIC’s Market Share of flow new insurance written for that year.

The Committee adopted these performance goals, which apply to each year in the three-year performance period, because it believes that they are the building blocks of our results of operations. That is, the Loss Ratio measures the quality of the business we write; the Expense Ratio measures how efficiently we use our resources; and Market Share measures not only our success at generating revenues but also the extent to which we are successful in leading our industry.

The three performance goals are equally weighted for vesting purposes. The actual performance level corresponding to each performance goal determines Threshold, Target and Maximum vesting as indicated in the table below for the 2011 Grants of Plan-Based Awards.

Performance Goal	Threshold	Target	Maximum
Loss Ratio	65%	40%	30%
Expense Ratio	24%	19%	16%
Market Share	17%	20%	23%

Vesting for awards granted in 2011 is determined in February 2012 and the next two anniversaries based on performance during the prior year. For each performance goal, the amount that vests each year is, subject to the annual maximum described in the next paragraph, as follows:

•	if the Company’s performance does not meet or equal the Threshold performance level, then no equity will vest with respect to that performance goal;

•	if the Company’s performance meets the Target performance level, then two-twenty-sevenths of the total grant will vest with respect to that performance goal;

•	if the Company’s performance equals or exceeds the Maximum performance level, then one-ninth of the total grant will vest with respect to that performance goal; and

•
if the Company’s performance is between the Maximum and the Target performance levels or between the Target and the Threshold performance levels, then the number of shares that will vest with respect to that performance goal will be interpolated on a linear basis between the applicable vesting levels.

For awards granted in 2008 through 2010, achievement of the Target performance level in each year results in 100% vesting of the award at the end of the third year, with the portion of the award granted that may vest in each year ranging from zero (if performance in a year does not meet the Threshold performance level for any of the performance goals) to 50% of the number of shares awarded (if performance meets the Maximum performance level for each performance goal). However, the total amount of these awards that vest cannot exceed 100%. Any portion of the award that remains unvested after three years is forfeited.

For awards granted in January 2011, the Compensation Committee increased the number of performance-based restricted stock units granted and adjusted the vesting schedule from the prior year grants in order to address the conclusion of the benchmarking study discussed above that the Company’s use of long-term incentive grants was well below the market median. The combined effect of the changes is such that if the Company achieves the Target performance level, the number of shares actually received by the named executive officers upon vesting will be the same as they would have received had the number of units granted and the vesting schedule not changed. However, if the Company performance exceeds the Target performance level, the number of shares actually received by the named executive officers upon vesting will be more than they would have received had the number of units granted and the vesting schedule not changed, up to 50% more if the Company achieves the Maximum performance level.

For awards granted in 2012, the Compensation Committee did not change the number of shares subject to performance-based restricted stock that were granted or the vesting schedule of those awards, notwithstanding a substantial decrease in the Company’s stock price between the time of the January 2011 awards and the January 2012 awards.

With respect to all of these awards, dividends are not paid currently, but when shares vest, a payment is made equal to the dividends that would have been paid had those vested shares been entitled to receive current dividends. In October 2008, we suspended the payment of dividends on our common stock and do not anticipate paying dividends for the foreseeable future.

For 2011, the Loss Ratio for MGIC’s primary new insurance written for that year was 1.1% (which exceeded the Maximum performance level), the Expense Ratio was 16.0% (which equaled the Maximum performance level) and Market Share was 20.4% (which was between the Target and Maximum performance levels). As a result, in February 2012, 45.2% of the performance-based restricted stock awards granted in 2010 and 2011 vested, and the remaining 6.2% of the performance-based restricted stock awards granted in 2009 vested.

Longer-term restricted stock awards granted before 2008 vest in installments over a five-year period based on the Company’s earnings per share (“EPS”). Vesting for these awards is determined in January based on EPS for the prior year. Because our EPS was negative in 2007 through 2011, no EPS-vested awards that were granted in 2004 (when we first made restricted stock awards) through 2007 vested after 2007. The performance period for awards made in 2004 – 2007 is over. These awards can no longer vest and the unvested portions of these awards have been forfeited, the last forfeiture occurring on account of our 2011 net loss.

From 2006 through 2009, 57% of the restricted stock granted to our named executive officers was granted in the form of performance-based restricted stock (described above) and 43% was granted in the form of other restricted stock (described under “Other Restricted Stock” below). In January 2010, we increased the performance-based restricted stock portion of the restricted stock granted to our named executive officers to 75%.  (This percentage excludes the effect of a one-time grant to Mr. Lane in March 2010.) In January 2011, we increased the performance-based restricted stock portion of the restricted stock granted to our named executive officers to 82%. We made these changes to further align the interests of our named executive officers with our shareholders by increasing the portion of restricted stock grants that are subject to performance goals that are more difficult to meet than the performance goal applicable to our other restricted stock.

Other Restricted Stock. Since 2006, our longer-term restricted stock program for the named executive officers also has included other restricted stock that, if an annual performance goal is satisfied, except as discussed in “General” below, vests through continued service during the performance period. Beginning with restricted stock awards granted in 2008, vesting of these awards is contingent on the sum of the Expense Ratio and the Loss Ratio for MGIC’s primary new insurance written for that year being less than 100% (the “combined ratio performance goal”). The Committee adopted performance goals for these awards to further align the interests of our named executive officers with shareholders and to permit the awards to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code. See “Other Aspects of Our Executive Compensation Program – Tax Deductibility Limit” in this CD&A. One-third of the other restricted stock is scheduled to vest in each of the three years after it is granted. However, if any of the other restricted stock that is scheduled to vest in any year does not vest because we fail to meet the applicable performance goal, this equity will vest in the next year that we meet this goal, except that any of this restricted stock that has not vested after five years will be forfeited. Any dividends paid on our common stock will be paid on this restricted stock at the same time.

For 2011, the Expense Ratio was 16.0% and the Loss Ratio for MGIC’s primary new insurance written for that year was 1.1%. Therefore, we met our combined ratio performance goal because the combined ratio was 17.1%, which is less than 100%. As a result, the portions of the restricted stock that were granted in 2009 through 2011 subject to the combined ratio performance goal and that were scheduled to vest in February 2012 did vest.

Vesting of restricted stock awards granted in 2006 and 2007 is contingent on our meeting a Return on Equity (“ROE”) goal of 1%. The 2006 and 2007 awards of other restricted stock had a five-year performance period beginning with the year of grant and vested in 20% increments if the ROE goal for the year was met. If we did not meet this goal for any year, the restricted stock was forfeited. We did not meet this goal for the years 2007 through 2011. As a result, 20% of the 2006 award vested in 2007 on account of 2006 earnings and the remaining 80% of this award has been forfeited. No part of the 2007 grant has vested; 100% has been forfeited, with the last forfeiture occurring on account of our 2011 net loss.

General. As discussed above, the total number of performance-based and other restricted stock awards granted to the named executive officers increased by 38% from 2010 to 2011 (excluding the one-time grant in March 2010 to Mr. Lane). Over the same period, the percentage of equity awards granted in the form of performance-based awards increased from 75% to 82% (excluding the one-time grant).

In general, our restricted stock awards are forfeited upon a termination of employment, other than as a result of the award recipient’s death (in which case the entire award vests). In general, if employment termination occurs after age 62 for a recipient who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest, subject to performance conditions, if the recipient enters into a non-competition agreement with us. Two of our named executive officers are 62 or older and two others, including our CEO, will become 62 by October 2014.

Annual Bonus

Consistent with our belief that there should be a strong link between compensation and performance, annual bonuses are the most significant total direct compensation opportunity after awards of longer-term restricted stock. This is because all of our named executive officers have maximum bonus potentials that substantially exceed their base salaries (three times base salary in the case of the CEO and two and one-quarter times base salary in the case of the other named executive officers). In determining total direct compensation, we have weighted bonus potentials more heavily than base salaries because bonuses are more directly linked to Company and individual performance.

Our shareholders have approved a list of performance goals for an annual bonus plan for our named executive officers that condition the payment of bonuses on meeting one or more of the listed goals as selected by the Committee each year. Compensation paid under a bonus plan of this type (which we refer to as a “162(m) bonus plan”) is intended to qualify as deductible compensation, as discussed in more detail under “Other Aspects of Our Executive Compensation Program – Tax Deductibility Limit” in this CD&A. The performance goal for our 162(m) bonus plan adopted by the Committee for 2011 was the same combined ratio performance goal utilized for the restricted stock awards described above, which required the sum of the Expense Ratio and the Loss Ratio for MGIC’s primary new insurance written for that year to be less than 100%. If this goal is met, then the Committee may exercise discretion to make a subjective determination of bonuses based on an assessment of shareholder value, return on investment, primary business drivers (loss ratio, expense ratio and market share), loss mitigation, management organization, capital position, effective dealings with federal and state regulatory agencies and the profitability of our mix of new business. No specific targets or weightings were established for any of these bonus criteria for 2011.

The sum of the Expense Ratio and the Loss Ratio for MGIC’s primary new insurance written for 2011 was 17.1% and, as a result, the combined ratio performance goal was met. After paying no bonuses to our named executive officers for 2008 or 2009, we paid bonuses for 2010 that were about 52% of the maximum amounts for the named executive officer group as a whole and 50% for the CEO individually.  We paid bonuses for 2011 that were about 30% of the maximum amounts for the named executive officer group as a whole and 28% for the CEO. These percentages have been computed as if Mr. Lane’s base salary, which determines his maximum bonus opportunity and which was materially increased in March 2010, had been increased in 2010 by only the same percentage as the increase for the other named executive officers.

The factors considered in the bonus payment decision are discussed above under “Objectives of our Executive Compensation Program – How did the compensation we paid to our named executive officers for 2011 reflect these objectives? – We want strong alignment between compensation and long-term shareholder interests by linking compensation to Company and executive performance.”

Base Salary

Base salaries provide named executive officers with a fixed, minimum level of cash compensation. Our philosophy is to target base salary range midpoints for our executive officers near the median levels compared to their counterparts at the peer group of companies discussed above under “Benchmarking.” In addition to reviewing market competitiveness, in considering any change to Mr. Culver’s compensation, including his salary, the Committee takes into account its subjective evaluation of Mr. Culver’s performance, based in part on a CEO evaluation survey completed by each non-management director. The subjects covered by the evaluation include financial results, leadership, strategic planning, succession planning, external relationships and communications and relations with the Board. Base salary changes for our other named executive officers are recommended to the Committee by Mr. Culver. Historically, these recommendations have been the product of his subjective evaluation of each executive officer’s performance, including his perception of their contributions to the Company. The Committee approves changes in salaries for these officers after taking into account Mr. Culver’s recommendations and the Committee’s independent judgment regarding the officer gained through the Committee’s and the Board’s regular contact with each of them.

Mr. Culver received a 2.9% salary increase for 2011. Mr. Lauer and Mr. Pierzchalski, received salary increases of 3% in 2011. Mr. Lane received a 1.9% salary increase in 2011 (based on his salary as increased in March 2010).   The mid-December 2010 FWC report discussed under “Benchmarking” above indicated that Mr. Sinks’s salary was significantly below the market median.  As a result, he received a 9.6% salary increase for 2011.  Effective in late March 2012, each of the named executive officers will receive a 3% salary increase (in each case, based on his actual base salary before the increase).

Pension Plan

Our executive compensation program includes a qualified pension plan and a supplemental executive retirement plan. We believe retirement plans of this type are an important element of a competitive compensation program. These plans compute retirement benefits based only on current cash compensation (salary and annual bonus) and therefore do not include longer-term incentives that can result in substantial increases in pension value. We also offer a broad-based 401(k) plan to which we make contributions in cash.

Perquisites

As with prior years, the perks we provided for 2011 to our named executive officers were a small part of the officer’s total compensation, ranging between approximately $700 and $4,200. These perks included club dues and expenses, the cost of an annual or bi-annual medical examination, a covered parking space at our headquarters and expenses of family members who accompany executives to business-related events at which family members are not expected to attend. We believe our perks are very modest and consistent with our desire to avoid an entitlement mentality.

Other Aspects of Our Executive Compensation Program

Consideration of 2011 Shareholder Advisory Vote on Executive Compensation

The most recent shareholder advisory vote on executive compensation was at our Annual Meeting of Shareholders in May 2011.  Almost 87% of the shares voting at that Meeting voted to approve our executive compensation.  In making the January 2012 compensation decisions (which were the approval of bonuses for 2011 performance, approval of base salary increases to be effective in 2012 and the grant of restricted stock awards), the Committee viewed this vote as a general approval of the objectives of our executive compensation program described in this CD&A (those objectives remained unchanged from what had been presented to shareholders) and an affirmation that our program should be continued.

Tax Deductibility Limit

Under Section 162(m) of the Internal Revenue Code, certain compensation in excess of $1 million paid during a year to any of the executive officers named in the SCT (other than the CFO) for that year is not deductible. Except for $183,593 with respect to the portions of Mr. Lane’s restricted stock award granted in March 2010 that vested in 2011, we believe that all of our compensation for 2011 qualifies as tax-deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including the provisions of Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation and the change-in-control provisions of Section 280G of the Internal Revenue Code.

Stock Ownership by Officers

Beginning with awards of restricted stock made in January 2007, a portion of restricted stock awarded to our named executive officers and our chief accounting officer, chief investment officer and chief information officer must not be sold for one year after vesting. Shares received upon exercise of our last grant of stock options (in January 2004) also must not be sold for one year after exercise. The number of shares that must not be sold is the lower of 25% of the shares that vested (or in the case of options, 25% of the shares for which the options were exercised) and 50% of the shares that were received by the officer after taking account of shares withheld to cover taxes. The holding period may end before one year if the officer is no longer required to report their equity transactions to the SEC. The holding period does not apply to involuntary transactions, such as would occur in a merger, and for certain other dispositions.

We also have stock ownership guidelines for executive officers. For our CEO, the stock ownership guideline is 100,000 shares and, for the other named executive officers, the guideline is 50,000 shares. Stock considered owned consists of shares owned outright by the executive (including shares in the executive’s account in our 401(k) plan), unvested restricted stock and RSUs scheduled to vest within one year (assuming ratable vesting over the performance period of longer-term restricted stock) and the number of shares underlying vested stock options whose market price exceeds their exercise price. Each of our named executive officers meets these stock ownership guidelines. In fact, our CEO exceeded the guideline by 825,097 shares and the other named executive officers exceeded the guidelines by between 186,000 shares and 500,000 shares, depending on the individual. Our stock ownership guidelines, previously based on the value of the stock held, were changed in 2010 reflecting the decrease in our share price.

Change in Control Provisions

Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a “KEESA”) and some have supplemental agreements, both as described in the section titled “Potential Payments Upon Termination or Change-in-Control – Change in Control Agreements” below. No executive officer has an employment or severance agreement, other than these agreements. Our KEESAs provide for a cash termination payment in one or two lump sums only after both a change in control and a specified employment termination (a “double trigger” agreement). We adopted this approach, rather than providing for such payment only after a change in control (a “single trigger” agreement) or a change in control and a voluntary employment termination by the executive (a “modified single trigger” agreement), because we believe that double trigger agreements provide executives with adequate employment protection and reduce the potential costs associated with these agreements to an acquirer.

The KEESAs and our equity award agreements provide that all restricted stock and unvested stock options become fully vested at the date of a change in control. Once vested, a holder of an award is entitled to retain it even if he voluntarily leaves employment (although a vested stock option may expire because of employment termination as soon as 30 days after employment ends). In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

The period for which our KEESAs provide employment protection ends on the earlier of the third anniversary of the date of a change in control or the date on which the executive attained his or her normal retirement date. In 2010, we created a supplemental benefit plan that provides benefits to compensate for the benefits that are reduced or eliminated by the age-based limitation under our KEESAs. This plan was adopted because the Committee wanted to provide such benefits for those who would, absent this age-based limitation, receive benefits under his or her KEESA. The Committee believes that age should not reduce or eliminate benefits under a KEESA, but recognized that our employees may retire with a full pension at age 62 provided they have been a pension plan participant for at least seven years. Taking the early availability of full pension benefits into account, the payments under this plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments. As a result, unlike our KEESAs, this plan does not include an Internal Revenue Code Sections 280G and 4999 excise tax gross-up provision. Our KEESAs were not amended in connection with the adoption of this plan.

For additional information about our KEESAs, see “Compensation and Related Tables — Potential Payments Upon Termination or Change-in-Control — Change in Control Agreements” below.

No Stock Option Repricing

Our 2002 Stock Incentive Plan, which governs equity awards granted before 2012, and our 2011 Omnibus Incentive Plan, which governs equity awards granted after 2011, both prohibit the repricing of stock options, either by amending existing options to lower the exercise price or by granting new options having a lower exercise price in exchange for outstanding options having a higher exercise price, unless such re-pricing is approved by shareholders.

“Clawback” Policy

Under the “clawback” policy approved by the Committee, the Company will seek to recover certain incentive compensation, to the extent the Committee deems appropriate, from any executive officer and the chief accounting officer, if a subsequent financial restatement shows that such compensation should not have been paid. The clawback policy applies to restricted stock that vests upon the achievement of a Company performance target. As an alternative to seeking recovery, the Committee may require the forfeiture of future compensation. Beginning in January 2007, our restricted stock agreements require that, to the extent the Committee deems appropriate, our executive officers must repay the difference between the amount of after-tax income that was originally recognized from restricted stock that vested based on achievement of a performance goal and the amount that would have been recognized had the restatement been in effect, plus the value of any tax deduction on account of the repayment.

Independent Compensation Consultant

Aside from its role as the Committee’s independent consultant, FWC provides no other services to the Company. In 2011, FWC provided the Committee with advice about proxy disclosures, including with respect to this CD&A, incentive plan designs, director pay, benchmarking study results, as discussed above, and whether the payment of bonuses for 2011 would be reasonable. Fees incurred for services performed by FWC in 2011 were $73,625.

Other Aspects of Our Compensation Practices

When designing our compensation objectives and policies for our named executive officers, the Committee considers the incentives that such objectives and policies create, including incentives to cause the Company to undertake appropriate risks. Among other things, the Committee considers aspects of our compensation policies that mitigate incentives to take inappropriate risks, such as the holding requirements described under “Other Aspects of Our Executive Compensation Program – Stock Ownership by Officers” above and the clawback policy described in the preceding paragraph.

The Committee has not adjusted executive officers’ future compensation based upon amounts realized or forfeited pursuant to previous equity awards.

The Committee’s practice for many years has been to make equity awards and approve new salaries and bonuses, if any, at its meeting in late January, which normally follows our announcement of earnings for the prior year. The Committee also may approve changes in compensation at other times throughout the year.

While the Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the underlying process because of his close day-to-day association with the other named executive officers and his knowledge of our operations. Among other things, our CEO makes recommendations regarding all of the components of compensation described above for all of the named executive officers, other than himself.  Our CEO does not participate in the portion of the Committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation. Our Vice President-Human Resources and our General Counsel also participate in the Committee’s compensation process. Specifically, our Vice President-Human Resources is responsible for coordinating the work assigned to FWC by the Committee. Our Vice President-Human Resources is expected to maintain knowledge of executive compensation trends, practices, rules and regulations and works with our General Counsel on related legal and tax compliance matters.

Appendix

This portion of the CD&A is the Appendix that provides additional information about the discussion in the Executive Summary that is not provided elsewhere in the CD&A.  We make various statements in the Executive Summary and this Appendix that do not explicitly say they are our opinions, but you should read them as such.  The Executive Summary discusses only the compensation of our CEO because his compensation sets the “compensation pace” for the rest of the named executive officers.  The compensation programs for our CEO are generally no different than those for all of our named executive officers, as discussed in the CD&A, although the amount of compensation depends on what level the particular officer occupies in our organizational hierarchy.  The additional information in the Appendix corresponds to the order of the discussion in the Executive Summary.

We continued to make progress last year while some of our competitors failed

The three companies that have stopped writing new business are Triad Guaranty, PMI Mortgage Insurance and Republic Mortgage Insurance, the last two in 2011.  Each of the three companies is paying only a portion of its claims on a current basis.  The consolidated group referred to is American International Group. Only a portion of the government support provided went to its mortgage insurance operations.

Additional information about the approvals from Fannie Mae, Freddie Mac and our primary insurance regulator may be found under the caption “Regulatory capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011. We raised approximately $1.1 billion in 2010 and an additional $850 million in 2008, in both cases through sales of common stock and debt securities convertible into common stock.

The loss ratio is a customary measure of the quality of an insurer’s business.  It is losses incurred divided by earned premiums for MGIC’s primary new insurance written, in both cases over the period of the ratio.  A year of seasoning includes the year in which the book was written; that is, the first year of seasoning for the book written in 2007 was 2007.

You should review our compensation by reference to a peer group consisting of our direct competitors and others related to our industry, not a GICS-based peer group

We cite 2010 revenues because, with the exception of the bonus for 2011 performance, all compensation decisions for 2011 were made in January 2011.   At that time, 2010 revenues were the latest ones available.  We cite 2010 comparative compensation data because in January 2012, when the Committee made its last compensation decisions regarding 2011 compensation, it was the latest data available.

We define “total direct compensation” as described in “Compensation Discussion and Analysis – Objectives of our Executive Compensation Program – How did the compensation we paid to our named executive officers for 2011 reflect these objective?” above.

The Committee’s compensation consultant, FWC (see “Benchmarking” above), simulated a peer group based on companies within the same six digit GICS code as us that had total assets between 0.45 and 2.1 times our assets (as of September 30, 2011) and that had market capitalizations of between 0.2 times and 5 times our market capitalization (as of December 1, 2011).   Because we are within the GICS Thrifts and Mortgage Finance Companies sub-classification, the particular peer group that resulted from FWC’s simulation is from this sub-classification.   It consists of community banks (or their holding companies) such as Beneficial Mutual Bancorp., Capitol Federal Financial, Dime Community Bancshares, Flushing Financial, Northwest Bancshares, Provident Financial Services, TFS Financial, TrustCo Bank, Washington Federal and WSFS Financial. It also included four other companies (Berkshire Hills Bancorp, primarily a New York, Massachusetts and Vermont bank holding company; Flagstar Bancorp, a savings and loan holding company which operates throughout Michigan and in other states; Ocwen Financial, a mortgage loan servicing, special servicing and asset management services company; and Radian Group, a mortgage insurance and financial guaranty company which is also in the peer group that we use).

The table below shows the revenues reported for 2010 for us and each of the nine companies that we use in our peer group benchmarking analysis. All revenue percentiles in the Executive Summary and this Appendix are the output of the “Percentile” formula in Microsoft’s Excel software.

2010
($ in millions)
Ambac	434
Assured Guaranty	1,313
Fidelity National	5,413
First American	3,907
Genworth Financial	10,089
MBIA	894
Old Republic	4,103
PMI	641
Radian Group	417

MGIC	1,521
MGIC Percentile ranking	51st
Revenues to achieve 60th percentile	1,867

Our CEO’s compensation is aligned with returns to our shareholders

The last five years throughout the CD&A are 2007 – 2011, as reported in the SCT for those years.

Effective with the proxy statement for our 2010 Annual Meeting, the SEC changed the rules on how equity grants were to be reported in the SCT to provide that the entire grant date fair value on the grant date was to be reported.  The SCT in that proxy statement showed 2007 and 2008 compensation on that new basis. The 69% in value that was lost approximation is computed using the compensation figures for 2007 and 2008 in that proxy statement.

The performance goals for the restricted stock that was forfeited were based on earnings per share and return on equity.

We have not granted options since 2004 and the compensation tables that reported these options were in proxy statements issued before 2006. The reference to the last five years includes options that expired in January 2012.

During the last five years, our CEO had $2.7 million in shares withheld from vestings of restricted stock on account of income tax withholding, net of withholding amounts that he paid in cash.  The dollar figures for shares withheld in this calculation is determined by the closing price on the vesting date.  The 27% cash compensation percentage is computed using the amount of cash compensation included in the SCT during the last five years.  Cash compensation consists of base salary and bonus.

Compensation Committee Report

Among its other duties, the Management Development, Nominating and Governance Committee assists the oversight by the Board of Directors of MGIC Investment Corporation’s executive compensation program, including approving corporate goals relating to compensation for the CEO and senior officers, evaluating the performance of the CEO and determining the CEO’s annual compensation and approving compensation for MGIC Investment Corporation’s other senior executives.

The Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in MGIC Investment Corporation’s proxy statement for its 2012 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the year ending December 31, 2011.

Members of the Management Development, Nominating and Governance Committee:

Kenneth M. Jastrow, II, Chairman
Thomas M. Hagerty
Leslie M. Muma
Donald T. Nicolaisen

COMPENSATION AND RELATED TABLES

Summary Compensation Table

The following table summarizes the compensation earned by or paid to our named executive officers in 2009 through 2011. Following the table is a summary of our annual bonus program. Other tables that follow provide more detail about the specific types of compensation.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings $(2)	All Other Compensation $	Total Compensation $
Curt Culver	2011	884,231	734,300	2,994,449	967,428	8,950	5,589,358
Chairman and Chief	2010	865,000	1,300,000	1,663,200	545,645	6,500	4,380,345
Executive Officer	2009	898,269	-	754,416	620,074	6,500	2,279,259

J. Michael Lauer	2011	466,839	357,500	1,010,629	235,238	8,950	2,079,156
Executive Vice President	2010	453,231	550,000	561,330	83,577	6,500	1,654,638
and Chief Financial Officer	2009	460,039	-	254,615	133,029	6,500	854,183

Patrick Sinks	2011	558,508	357,500	1,871,535	414,061	8,950	3,210,554
President and Chief	2010	516,692	585,200	1,039,500	213,577	6,500	2,361,469
Operating Officer	2009	524,423	-	471,510	238,433	6,500	1,240,866

Lawrence Pierzchalski	2011	456,308	302,500	1,010,629	470,613	8,950	2,249,000
Executive Vice	2010	443,000	501,800	561,330	271,888	6,500	1,784,518
President - Risk Management	2009	449,654	-	254,615	307,807	6,500	1,018,576

Jeffrey Lane	2011	710,385	357,500	1,010,629	415,914	8,950	2,503,378
Executive Vice President	2010	653,846	550,000	1,402,330	311,723	19,770	2,937,669
and General Counsel	2009	415,385	-	254,615	277,239	6,500	953,739

(1)    The amounts shown in this column represent the grant date fair value of the stock awards granted to named executive officers in the years shown, computed in accordance with FASB ASC Topic 718. The fair value of stock award units is based on the closing price of our common stock on the New York Stock Exchange on the date of grant. Except as described below, the vesting of all of the awards represented in this column is subject to our meeting certain performance conditions. In accordance with the rules of the SEC, all of the figures in this column represent the value at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date, such probable outcome determined with reference to the performance of the fiscal year preceding the grant. The probable outcome of the applicable performance conditions associated with the 2010 awards resulted in the full value of such awards being reflected in this column. If the full value of the applicable awards for 2011 and 2009 were shown, rather than an amount based upon the probable outcome of the applicable performance conditions, then the amounts shown would have been:

	2011	2009
Curt Culver	$3,097,710	$781,200
J. Michael Lauer	$1,045,479	$263,655
Patrick Sinks	$1,936,073	$488,250
Lawrence Pierzchalski	$1,045,479	$263,655
Jeffrey Lane	$1,045,479	$263,655

(2)
The amounts shown in this column reflect the change in present value of accumulated pension benefits during such year pursuant to our Pension Plan and our Supplemental Executive Retirement Plan when retirement benefits are also provided under that Plan. See information following the table titled “Pension Benefits at 2011 Fiscal Year-End” below for a summary of these plans. The change shown in this column is the difference between (a) the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 and continuing for his life expectancy determined at the end of the year shown and by assuming that the officer’s employment with us ended on the last day of that year shown and (b) the same calculation done as if the officer’s employment had ended one year earlier. For all years shown, the change between years results from (a) the officer being one year closer to the receipt of the pension payments, which means the present value is higher, and the annual pension payment is higher due to the additional benefit earned because of one more year of employment, and (b) a change in actuarial assumptions used to calculate the benefit, primarily a decrease in the discount rate used to calculate the present value at the end of each of those years, which made the increases higher than they would have been if we had not changed the discount rate.

For each named executive officer, the change for 2011, 2010 and 2009 consists of:

	2011		2010		2009
	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors	Change in Actuarial Assumptions	Change Due to Other Factors
Curt Culver	310,398	657,030	141,243	404,402	249,437	370,637
J. Michael Lauer	106,335	128,903	52,343	31,234	93,875	39,154
Patrick Sinks	144,013	270,048	61,530	152,047	104,629	133,804
Lawrence Pierzchalski	156,596	314,017	71,724	200,164	126,335	181,472
Jeffrey Lane	114,036	301,878	51,911	259,812	90,123	187,116

See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2011 for additional information regarding the assumptions made in arriving at these amounts.

Annual Bonus

The following is a description of our annual bonus program. This discussion supplements the discussion included in the section titled “Compensation Discussion and Analysis” above.

Beginning in 2008, our bonus framework provided that annual bonuses, so long as we met a performance target described in “Compensation Discussion and Analysis — Our 2011 Executive Compensation — Annual Bonus” above, are determined in the discretion of the Management Development, Nominating and Governance Committee taking account of:

•
our actual financial and other results for the year compared to the goals considered and approved by the Management Development, Nominating and Governance Committee in the first quarter of that year (see “Compensation Discussion and Analysis — Our 2011 Executive Compensation — Annual Bonus” above for our 2011 performance goals);

•	the Committee’s subjective analysis of the business environment in which we operated during the year;

•	the Committee’s subjective evaluation of individual officer performance;

•	the subjective recommendations of the CEO (except in regard to his own bonus); and

•	such other matters as the Committee deems relevant.

The maximum bonuses under this bonus framework cannot exceed three times the base salary of the CEO and 2.25 times the base salaries of our other named executive officers.

2011 Grants Of Plan-Based Awards

The following table shows the grants of plan-based awards to our named executive officers in 2011.

		Grant	Estimated Future Payouts Under Equity Incentive Plan Awards		Grant Date Fair Value of Stock and Option Awards
Name	Type of Award	Date	Target (#)	Maximum (#)	($)(1)
Curt Culver	Other(2)	1/25/11	63,000	63,000	563,220
	Performance Based(3)	1/25/11	271,950	283,500	2,431,233
J. Michael Lauer	Other(2)	1/25/11	21,262	21,262	190,082
	Performance Based(3)	1/25/11	91,784	95,682	820,549
Patrick Sinks	Other(2)	1/25/11	39,375	39,375	352,013
	Performance Based(3)	1/25/11	169,969	177,188	1,519,523
Lawrence Pierzchalski	Other(2)	1/25/11	21,262	21,262	190,082
	Performance Based(3)	1/25/11	91,784	95,682	820,549
Jeffrey Lane	Other(2)	1/25/11	21,262	21,262	190,082
	Performance Based(3)	1/25/11	91,784	95,682	820,549

(1)
All of the figures in this column represent the value at the grant date based upon the probable outcome of the applicable performance conditions as of the grant date. The grant date fair value is based on the New York Stock Exchange closing price on the day the award was granted. There have been no stock options granted since 2004.

(2)
See “— Compensation Discussion and Analysis — Our 2011 Executive Compensation — Longer-Term Restricted Equity — Other Restricted Equity” above for information about the performance goal applicable to these awards.

(3)
Pursuant to rules adopted by the SEC, the amounts set forth in the “Target” column are based upon the assumption that our performance with respect to the three performance goals applicable to these awards in 2011 through 2013 will equal our performance in 2010. Using this approach, 96% of the shares granted would vest. See ‘‘— Compensation Discussion and Analysis — Our 2011 Executive Compensation — Longer-Term Restricted Equity” above for additional details about the performance goals applicable to these awards.

Outstanding Equity Awards At 2011 Fiscal Year-End

The following table shows our named executive officers’ equity awards outstanding on December 31, 2011.

Name	Number of Securities Underlying Unexercised Options Exercisable #(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested #		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Curt Culver	120,000	(3)	63.80	1/23/12	-		-	519,213	(4)	1,936,664
	80,000		43.70	1/22/13
	80,000		68.20	1/28/14
J. Michael Lauer	40,000	(3)	63.80	1/23/12	-		-	175,236	(4)	653,630
	27,000		43.70	1/22/13
	27,000		68.20	1/28/14
Patrick Sinks	20,000	(3)	63.80	1/23/12	-		-	324,509	(4)	1,210,419
	8,000		43.70	1/22/13
	40,000		68.20	1/28/14
Lawrence Pierzchalski	40,000	(3)	63.80	1/23/12	-		-	175,236	(4)	653,630
	27,000		43.70	1/22/13
	27,000		68.20	1/28/14
Jeffrey Lane	40,000	(3)	63.80	1/23/12	25,000	(5)	93,250	175,236	(4)	653,630
	10,800		43.70	1/22/13
	27,000		68.20	1/28/14

(1)	There have been no stock options granted since 2004. All stock option awards are fully vested.

(2)	Based on the closing price of the Common Stock on the New York Stock Exchange at 2011 year-end, which was $3.73.

(3)	These stock options expired in January 2012 without being exercised.

(4)
Consists of: (a) performance-based restricted equity granted in 2009, 2010 and 2011 that will vest in February in each of the first three years following the grant dates if we meet certain performance targets (with the vesting amounts, if any, dependent upon our performance) and (b) other restricted equity granted in 2009, 2010 and 2011 one-third of which will vest in February in each of the first three years following the grant dates if we meet certain performance targets. The restricted equity awards granted in 2009, 2010 and 2011 that do not vest in a particular year because actual performance is less than target performance in that year may vest in following years. See ‘‘— Compensation Discussion and Analysis — Our 2011 Executive Compensation — Longer-Term Restricted Equity — Other Restricted Equity” for information about vesting of these awards.

The 2009 awards were granted on January 29, 2009, the 2010 awards were granted on January 27, 2010 and the 2011 awards were granted on January 25, 2011. The 2011 awards are reported in the table titled “2011 Grants of Plan-Based Awards” above. The 2010 awards were similar to the 2011 awards, except that the performance goals were changed for the 2011 awards and a greater percentage of the 2011 awards were granted in the form of performance-based awards (increased from approximately 75% to approximately 82% (excluding a one-time grant to Mr. Lane)). The 2009 awards were similar to the 2010 awards, except that the performance goals were changed for the 2010 awards and a greater percentage of the 2010 awards were granted in the form of performance-based awards (increased from approximately 57% to approximately 75% (excluding a one-time grant to Mr. Lane)). The number of units of performance-based restricted equity included in this column is a representative amount based on 2010 performance. Excludes restricted shares or RSUs, 20% of which vest on or about each of the first five anniversaries of the grant date, assuming continued employment and our meeting our ROE goal of 1% for the year prior to vesting in the following amounts: Mr. Culver — 4,800; Mr. Lauer — 1,620; Mr. Sinks — 3,000; Mr. Pierzchalski — 1,620; and Mr. Lane — 1,620. Pursuant to the rules of the SEC, these awards are excluded because we did not meet our ROE goal in 2010. Also excludes restricted shares or RSUs, the vesting of which is dependent upon our meeting a goal determined by our EPS in the following amounts: Mr. Culver — 32,000; Mr. Lauer — 10,800; Mr. Sinks — 20,000; Mr. Pierzchalski — 10,800; and Mr. Lane — 10,800. Pursuant to rules adopted by the SEC, the amounts for these shares are excluded because our EPS in 2010 was negative.

(5)
This represents a one-time award of 100,000 restricted stock units, granted in 2010. Fifty percent vested on March 1, 2011, 25% vested on September 1, 2011 and the remaining 25% vested on March 1, 2012. Vesting in each case was subject only to Mr. Lane’s continued employment through the vesting date, but the units also would have vested in the event of non-cause and good reason employment terminations.

2011 Option Exercises And Stock Vested

The following table shows the vesting of grants of plan-based stock awards to our named executive officers in 2011. There were no options exercised in 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting #	Value Realized on Vesting ($)(1)
Curt Culver	253,833	2,327,649
J. Michael Lauer	85,668	785,576
Patrick Sinks	158,645	1,454,775
Lawrence Pierzchalski	85,668	785,576
Jeffrey Lane	160,668	1,253,826

(1)
Value realized is the market value at the close of business on the vesting date. None of our named executive officers sold any shares in 2011, though some shares that vested were withheld to pay taxes due as a result of the vesting of the shares.

Pension Benefits At 2011 Fiscal Year-End

The following table shows the present value of accrued pension plan benefits for our named executive officers as of December 31, 2011.

Name	Plan Name(1)	Number of Years Credited Service #	Present Value of Accumulated Benefit ($)(2)		Payments During Last Fiscal Year (3)
Curt Culver	Qualified Pension Plan	29.2	2,139,950		-
	Supplemental Executive Retirement Plan	29.2	3,374,393		62,514

J. Michael Lauer	Qualified Pension Plan	22.8	2,079,773		-
	Supplemental Executive Retirement Plan	22.8	629,391		12,030

Patrick Sinks	Qualified Pension Plan	33.4	1,699,835		-
	Supplemental Executive Retirement Plan	33.4	203,980		-

Lawrence Pierzchalski	Qualified Pension Plan	29.7	2,094,807		-
	Supplemental Executive Retirement Plan	29.7	616,143		9,808

Jeffrey Lane	Qualified Pension Plan	15.3	2,332,327	(4)	-
	Supplemental Executive Retirement Plan	15.3	248,310		-

(1)	See below for a summary of these plans.

(2)
The amount shown is the present value of the annual pension payments that the named executive officer would be entitled to receive beginning at age 62 (which is the earliest age that unreduced benefits under the Qualified Pension Plan and Supplemental Executive Retirement Plan may be received) and continuing for his life expectancy determined at the end of 2011 and by assuming that the officer’s employment with us ended on the last day of that year.  See Note 13 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ending December 31, 2011 for the discount rate used to calculate the present value of benefits under these plans.

(3)
The amount shown in this column represents distribution amounts that Mr. Culver, Mr. Lauer and Mr. Pierzchalski received from the MGIC Supplemental Executive Retirement Plan during the fiscal year ended December 31, 2011 to pay the employee portion of the Social Security tax attributable to benefits earned under the plan during fiscal year 2011, as well as amounts distributed to cover the income tax thereon.

(4)	Includes an annual benefit of $34,000 credited to Mr. Lane as part of his initial employment. This amount represents $412,562 of the present value of Mr. Lane’s benefits.

Under the Pension Plan and the Supplemental Plan taken together, each executive officer earns an annual pension credit for each year of employment equal to 2% of the officer’s eligible compensation for that year. Eligible compensation is limited to salaries, wages, cash bonuses, and the portion of cash bonuses deferred and converted to restricted equity bonuses (applicable for bonuses for 2001 through 2006 performance). At retirement, the annual pension credits are added together to determine the employee’s accrued pension benefit. However, the annual pension credits for service prior to 1998 for each employee with at least five years of vested service on January 1, 1998 will generally be equal to 2% of the employee’s average eligible compensation for the five years ended December 31, 1997. Eligible employees with credited service for employment prior to October 31, 1985 also receive a past service benefit, which is generally equal to the difference between the amount of pension the employee would have been entitled to receive for service prior to October 31, 1985 under the terms of a prior plan had such plan continued, and the amount the employee is actually entitled to receive under an annuity contract purchased when the prior plan was terminated. Retirement benefits vest on the basis of a graduated schedule over a seven-year period of service. Full pension benefits are payable in monthly installments upon retirement at or after age 65 with at least five years of service (age 62 if the employee has completed at least seven years of service). Any supplemental executive retirement benefits earned on or after January 1, 2005 are payable in a lump sum. In addition, reduced benefits are payable beginning at age 55. These benefits are reduced by 0.5% for each month that payments begin prior to the normal retirement date. Messrs. Lauer and Lane are eligible for their full retirement benefits and Messrs. Culver and Pierzchalski are eligible to receive reduced benefits.

If the employment of our named executive officers terminated effective December 31, 2011, the annual amounts payable to them at age 62 under these plans would have been: Mr. Culver – $272,868; Mr. Lauer – $195,000; Mr. Sinks – $195,000; Mr. Pierzchalski – $195,000; and Mr. Lane – $190,824; and the lump-sum payment for supplemental executive retirement benefits earned on or after January 1, 2005 would have been: Mr. Culver – $3,064,393; Mr. Lauer – $677,315; Mr. Sinks – $312,286; Mr. Pierzchalski – $765,436; and Mr. Lane – $266,951. As of December 31, 2011, Messrs. Lauer and Lane were each eligible to receive this level of benefits because each was over the age of 62 and had more than seven years’ tenure. As of December 31, 2011, Messrs. Culver, Sinks and Pierzchalski were eligible to receive reduced benefits under these plans immediately upon retirement because they were over the age of 55 and had more than seven years’ tenure. As a result, if their employment had been terminated effective December 31, 2011, the annual amounts payable to them under our Pension Plan had they elected to begin receiving annual payments immediately would have been Mr. Culver – $233,302; Mr. Lauer – $195,000; Mr. Sinks  – $114,075; Mr. Pierzchalski – $161,850; and Mr. Lane – $190,824; and the lump-sum payment for supplemental executive retirement benefits earned on or after January 1, 2005 would have been: Mr. Culver – $2,762,091; Mr. Lauer – $677,315; Mr. Sinks – $209,162; Mr. Pierzchalski – $675,425; and Mr. Lane – $266,951. The discount rate and post-retirement mortality assumptions used to calculate the lump-sum payments differ from the factors used in our financial statements.

Potential Payments Upon Termination or Change-in-Control

The following table summarizes the estimated value of payments to each of the named executive officers assuming the triggering event or events indicated occurred on December 31, 2011.

Name	Termination Scenario	Total ($)	Cash Payment ($)		Value of Restricted Equity and Stock Options that will Vest on an Accelerated Basis ($)(1)	Value of Restricted Equity and Stock Options Eligible for Continued Vesting ($)(1)	Value of Other Benefits ($)(2)
Curt Culver	Change in control with qualifying termination(3)	8,149,824	5,890,269	(4)	2,117,010	-	142,545
	Change in control without qualifying termination(3)	2,117,010	-		2,117,010	-	-
	Death	2,117,010	-		2,117,010	-	-
	Disability	222,951	222,951	(5)	-	-	-

J. Michael Lauer	Change in control with qualifying termination(3)	3,394,965	2,579,924	(6)	714,496	-	100,545
	Change in control without qualifying termination(3)	714,496	-		714,496	-	-
	Retirement	278,295	-		-	278,295	-
	Death	714,496	-		714,496	-	-

Patrick Sinks	Change in control with qualifying termination(3)	4,576,080	3,122,498	(4)	1,323,135	-	130,447
	Change in control without qualifying termination(3)	1,323,135	-		1,323,135	-	-
	Death	1,323,135	-		1,323,135	-	-

Lawrence Pierzchalski	Change in control with qualifying termination(3)	3,328,029	2,520,599	(4)	714,496	-	92,934
	Change in control without qualifying termination(3)	714,496	-		714,496	-	-
	Death	714,496	-		714,496	-	-

Jeffrey Lane	Change in control with qualifying termination(3)	3,525,577	2,582,827	(4)	807,746	-	135,004
	Change in control without qualifying termination(3)	807,746	-		807,746	-	-
	Retirement	278,295	-			278,295	-
	Death	714,496	-		714,496	-	-

(1)
The value attributed to restricted stock that accelerates or is eligible for continued vesting is calculated using the closing price on the New York Stock Exchange on December 31, 2011 (which is a higher valuation than that specified by IRS regulations for tax purposes). The value of options would be the difference between the closing price on the New York Stock Exchange on December 31, 2011 and the exercise price. However, as of December 31, 2011, the exercise price of all options exceeded the market price. As a result, all amounts in these columns represent value attributable solely to restricted equity.

(2)	Other benefits include three years of health and welfare benefits and the maximum outplacement costs each executive would be entitled to.

(3)
As described further in “Change in Control Agreements” below, each of our named executive officers is a party to a KEESA that may provide for payments after a change in control. A qualifying termination is a termination within three years (but no later than the date the executive reaches the age at which the executive may retire under the Pension Plan with full pension benefits) after the change in control by the Company other than for cause, death or disability or by the executive for good reason.

(4)
Amounts payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

Mr. Lane’s cash payment under his supplemental KEESA was capped by reducing such payment (by $1,315,651) to an amount that will not trigger payment of federal excise taxes on such payment.

(5)
Represents the present value of monthly payments of $4,000 that Mr. Culver would be eligible to receive through age 65, assuming the disability continued. These amounts would be paid by an insurance company pursuant to an insurance policy covering Mr. Culver that we provide. The discount rate of 5.75% applied to these payments is the same discount rate that we use to value our net periodic benefit costs associated with our benefit plans pursuant to GAAP.

(6)
As of December 31, 2011, neither Mr. Lauer nor Mr. Lane was eligible to receive a cash payment or other benefits under his KEESA because he had attained his normal retirement age. As noted in “Change in Control Agreements” below, in 2010, we created a supplemental benefit plan applicable to persons who had attained their normal retirement age.

Change in Control Agreements

Key Executive Employment and Severance Agreement. Each of our named executive officers is a party to a Key Executive Employment and Severance Agreement with us (a “KEESA”). If a change in control occurs and the executive’s employment is terminated within three years (but no later than the date the executive reaches the age at which the executive may retire under the Pension Plan with full pension benefits, which is 62, an age that none of our named executive officers other than Mr. Lauer and Mr. Lane has attained) after the change in control (this period is referred to as the employment period), other than for cause, death or disability, or if the executive terminates his employment for good reason, the executive is entitled to receive a termination payment of twice the sum of his annual base salary, his maximum bonus award and an amount for pension accruals and profit sharing and matching contributions to our tax-qualified defined contribution plan, subject to reduction as described below. This termination payment is payable in one or two lump sums, depending on limits on amounts that may be paid within six months under applicable tax rules and regulations. The first lump sum is payable within 10 business days after the termination date and the second lump sum, if required by applicable tax rules and regulations, is payable six months thereafter.

If the employment termination occurs during the employment period but more than three months after the change in control, the termination payment is reduced by an amount corresponding to the portion of the employment period that has elapsed since the date of the change in control. The KEESAs require that, for a period of twelve months after a termination for which a payment is required, the executive not compete with us unless approved in advance in writing by our Board of Directors. The KEESAs also impose confidentiality obligations on our executives that have signed them.

Under the KEESAs, a change in control generally would occur upon the acquisition by certain unrelated persons of 50% or more of our Common Stock; an exogenous change in the majority of our Board of Directors; certain mergers, consolidations or share exchanges or related share issuances; or our sale or disposition of all or substantially all of our assets. We would have “cause” to terminate an executive under a KEESA if the executive were intentionally to engage in certain bad faith conduct causing demonstrable and serious financial injury to us; to be convicted of certain felonies; or to willfully, unreasonably and continuously refuse to perform his or her existing duties or responsibilities. An executive would have “good reason” under his or her KEESA if we were to breach the terms of the KEESA or make certain changes to the executive’s position or working conditions.

While the executive is employed during the employment period, the executive is entitled to a base salary no less than the base salary in effect prior to the change in control and to a bonus opportunity of no less than 75% of the maximum bonus opportunity in effect prior to the change in control. The executive is also entitled to participate in medical and other specified benefit plans. Such benefits include life insurance benefits made available to salaried employees generally and other benefits provided to executives of comparable rank, including stock awards, supplemental retirement benefits and periodic physicals. The value of these benefits cannot be less than 75% of the value of comparable benefits prior to the change in control, except that if the new parent company does not provide stock-based compensation to executives of its U.S. companies of comparable rank, this type of benefit need not be provided and the 75% minimum for other benefits is raised to 100%. If the executive experiences a qualified termination, he is entitled to continued life and health insurance for the remainder of the employment period or, if earlier, the time he obtains similar coverage from a new employer, outplacement services and up to a total of $10,000 to cover tax preparation, legal and accounting services relating to the KEESA termination payment.

If the excise tax under Sections 280G and 4999 of the Internal Revenue Code would apply to the benefits provided under the KEESA, the executive is entitled to receive a payment so that he is placed in the same position as if the excise tax did not apply. In 2008, we amended our KEESAs for the principal purpose of complying with Section 409A of the Internal Revenue Code. In 2009, we eliminated any reimbursement of our named executive officers for any additional tax due as a result of the failure of the KEESAs to comply with Section 409A.

Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements. In 2010, we created the Supplemental Plan for Executives Covered by MGIC Investment Corporation Key Executive Employment and Severance Agreements, which provides benefits to compensate for the benefits that are reduced or eliminated by the age-based limitation under our KEESAs. This plan was adopted because the Committee wanted to provide such benefits for those who would, absent this age-based limitation, receive benefits under his or her KEESA. The Committee believes that age should not reduce or eliminate benefits under a KEESA, but recognized that our employees may retire with a full pension at age 62 provided they have been a pension plan participant for at least seven years. Taking the early availability of full pension benefits into account, the payments under this plan are capped by reducing such payments to an amount that will not trigger payment of federal excise taxes on such payments under Sections 280G and 4999. As a result, unlike our KEESAs, this plan does not include an excise tax gross-up provision. Our KEESAs were not amended in connection with the adoption of this plan.

Post-Termination Vesting of Certain Restricted Equity Awards

In general, our restricted equity awards are forfeited upon a termination of employment, other than as a result of the award recipient’s death (in which case the entire award vests). In general, if employment termination occurs after age 62 for a recipient who has been employed by us for at least seven years, awards granted at least one year prior to the date of the employment termination will continue to vest if the recipient enters into a non-competition agreement with us.

Severance Pay

Although we do not have a written severance policy for terminations of employment unrelated to a change in control, we have historically negotiated severance arrangements with officers whose employment we terminate without cause. The amount that we have paid has varied based upon the officer’s tenure and position.

OTHER MATTERS

Related Person Transactions

Among other things, our Code of Business Conduct prohibits us from entering into transactions in which our “Senior Financial Officers,” executive officers or their respective immediate family members have a material financial interest (either directly or through a company with which the officer has a relationship) unless all of the following conditions are satisfied:

•	the terms of the contract or transaction are fair and equitable, at arm’s length and are not detrimental to our interests;

•	the existence and nature of the interests of the officer are fully disclosed to and approved by the Audit Committee; and

•	the interested officer has not participated on our behalf in the consideration, negotiation or approval of the contract or transaction.

In addition, the Code requires Audit Committee approval of all transactions with any director or a member of the director’s immediate family, other than transactions involving the provision of goods or services in the ordinary course of business of both parties. The Code contemplates that our non-management directors will disclose all transactions between us and parties related to the director, even if they are in the ordinary course of business.

We have used the law firm of Foley & Lardner LLP as our principal outside legal counsel for more than 20 years. The wife of our General Counsel is a partner in that law firm, which was paid $1,181,537 by us and our consolidated subsidiaries for legal services in 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of their beneficial ownership of our stock and changes in stock ownership with the SEC. Based in part on statements by the directors and executive officers, we believe that all Section 16(a) forms were timely filed by our directors and executive officers in 2011, except for the inadvertent failure to file one report covering the disposition by Mr. Pierzchalski of 2.476 shares (valued at less than $20) from his MGIC Profit-Sharing and Savings Plan account on May 24, 2011. A Form 4 was filed on behalf of Mr. Pierzchalski February 21, 2012 to report the disposition. We timely made more than 50 other Section 16(a) filings on behalf of our executive officers and directors in 2011.

ITEM 4 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has reappointed the accounting firm of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2012. As a matter of good corporate governance, the Board is seeking shareholder ratification of the appointment even though ratification is not legally required. If shareholders do not ratify this appointment, the Audit Committee will take this into consideration in its future selection of an independent registered public accounting firm. A representative of PwC is expected to attend the Annual Meeting and will be given an opportunity to make a statement and respond to appropriate questions.

In PwC’s engagement letter, we expect that we and PwC will agree not to demand a trial by jury in any action, proceeding or counterclaim arising out of or relating to PwC’s services and fees for the engagement. We also expect that we will agree that we will not, directly or indirectly, agree to assign or transfer any rights, obligations, claims or proceeds from claims against PwC arising under the engagement letter to anyone. We further expect that the engagement letter will not contain a requirement that we arbitrate any disputes with PwC nor any limitation on our right to damages from PwC.

Audit and Other Fees

For the years ended December 31, 2011 and 2010, PwC billed us fees for services of the following types:

	2011	2010
Audit Fees	$1,914,228	$2,050,534
Audit-Related Fees	10,610	8,780
Tax Fees	30,245	29,945
All Other Fees	3,760	3,760
Total Fees	$1,958,843	$2,093,019

Audit Fees include PwC’s review of our quarterly financial statements and audit of our year-end financial statements and internal controls over financial reporting and, for 2010, comfort letters issued in connection with our issuance of Common Stock and convertible senior notes. Audit-Related Fees for 2010 and 2011 include fees related to an external peer review of the actuarial calculations done with respect to our Australian operations. Tax Fees include a review of our tax returns. All Other Fees include, subscription fees for an online library of financial reporting and assurance literature.

The rules of the SEC regarding auditor independence provide that independence may be impaired if the auditor performs services without the pre-approval of the Audit Committee. The Committee’s policy regarding pre-approval of audit and allowable non-audit services to be provided by the independent auditor includes a list of services that are pre-approved as they become necessary and the Committee’s approving of a schedule of other services expected to be performed during the ensuing year prior to the start of the annual audit engagement. If we desire the auditor to provide a service that is not in either category, the service may be presented for pre-approval by the Committee at its next meeting or may be pre-approved by the Chairperson (or another Committee member designated by the Chairperson). The Committee member approving the service will be given detail regarding the service equivalent to the detail that would be given to the Committee, and the Committee will be notified of the approved service at its next regularly scheduled meeting. We periodically provide the Committee with information about fees paid for services that have been approved and pre-approved. The Audit Committee pre-approved all of the services that PwC provided in 2011.

Shareholder Vote Required

The affirmative vote of a majority of the votes cast on this matter is required for the ratification of the appointment of PwC as our independent registered public accounting firm. Abstentions and broker non-votes, if any, will not be counted as votes cast.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXY CARDS AND VOTING INSTRUCTION FORMS WILL BE VOTED FOR RATIFICATION UNLESS A SHAREHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM.

HOUSEHOLDING

The broker, bank or other nominee for any shareholder who holds shares in “street name” and is not a shareholder of record may deliver only one copy of this proxy statement and the Annual Report to Shareholders to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the Annual Report to Shareholders to a shareholder at a shared address to which a single copy of the document was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and Annual Report to Shareholders, now or in the future, should submit a request to MGIC by telephone at (414) 347-6480 or by submitting a written request to Investor Relations, MGIC Investment Corporation, P.O. Box 488, MGIC Plaza, Milwaukee, WI 53201. Beneficial owners sharing an address who are receiving multiple copies of the proxy statement and Annual Report to Shareholders and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all shareholders at the shared address in the future.

Shareholder Services P.O. Box 64945 St. Paul, MN 55164-9045

COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET – www.eproxy.com/MTG
Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 25, 2012.

( PHONE – 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 25, 2012.

* MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR all of the nominees for Director in Item 1 and FOR Items 2, 3 and 4.

1. Election of directors:	01 Curt S. Culver	04 Leslie M. Muma	☐	Vote FOR	☐	Vote WITHHELD
	02 Timothy A. Holt	05 Mark M. Zandi		all nominees		from all nominees
	03 William A. McIntosh			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to amend the Articles of Incorporation to increase the authorized
	Common Stock from 460,000,000 to 680,000,000 shares	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve named executive officer compensation	☐	For	☐	Against	☐	Abstain

4.	Ratification of the appointment of PricewaterhouseCoopers LLP as our
	independent registered public accounting firm for 2012	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.
Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

MGIC INVESTMENT CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

April 26, 2012
9:00 a.m. Central Time

BRADLEY PAVILION
MARCUS CENTER FOR THE PERFORMING ARTS
929 North Water Street
Milwaukee, WI 53202

MGIC Investment Corporation P.O. Box 488 Milwaukee, WI 53201	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2012.

By signing on the reverse side, I hereby appoint CURT S. CULVER and J. MICHAEL LAUER, and either one of them, as my proxy and attorney-in-fact, with full power of substitution by the Board of Directors of MGIC Investment Corporation (MGIC), to represent and vote, according to my choices specified on this proxy card, all shares of Common Stock of MGIC which I am entitled to vote at the Annual Meeting of Shareholders to be held in the Bradley Pavilion of the Marcus Center for the Performing Arts, 929 North Water Street, Milwaukee, Wisconsin, on Thursday, April 26, 2012, at 9:00 a.m. Central Time, and at any adjournment, and in the discretion of the proxies on any other business properly brought before the meeting.

I acknowledge that I have received MGIC’s Notice of Annual Meeting, Proxy Statement and 2011 Annual Report.

Notice to Participants in MGIC’s Profit Sharing and Savings Plan: As a participant in the MGIC Profit Sharing and Savings Plan (Plan), you have the right to instruct the Plan Trustee how to vote the shares of MGIC Common Stock allocated to your account. If your voting instructions are received by the Plan Trustee at least five days before the Annual Meeting, shares held in your account will be voted by the Plan Trustee in accordance with your voting choices. If your instructions are not timely received or if you do not respond, shares held in your account will be voted by the Plan Trustee in accordance with the Plan and applicable law.

See reverse for voting instructions.